EXHIBIT 10.19
__________________________________________
STOCK PURCHASE AGREEMENT
__________________________________________
by and among
TRAVELZOO, as the Buyer,
JFC TRAVEL GROUP CO., as the Company,
MIKHAIL MAYZENBERG and PHILIP WINTERMANTLE, as the Sellers,
and
MIKHAIL MAYZENBERG, as the Sellers’ Representative
* * * *
Dated as of January 13, 2020

TABLE OF CONTENTS

1.Definitions; Interpretations.    1
(a)Definitions    1
(b)Accounting Provisions    14
(c)Interpretation    14
2.Purchase and Sale of Initial Purchased Shares; Closing.    15
(a)Purchase and Sale of Initial Purchased Shares    15
(b)Payments at Closing    15
(c)Closing    16
(d)Estimated Statement.    16
(e)The Sellers’ Representative.    16
3.Representations and Warranties of the Sellers and the Buyer.    17
(a)Representations and Warranties of the Sellers    17
(b)Representations and Warranties of the Buyer    18
4.Representations and Warranties of the Company    19
(a)Due Organization; Qualification; Corporate Power    19
(b)Power and Authority; Execution and Delivery; Due Authorization    19
(c)Noncontravention    19
(d)Brokers    20
(e)Capitalization    20
(f)Financial Statements; Undisclosed Liabilities.    20
(g)Recent Events    21
(h)Litigation; Orders    22
(i)Compliance with Laws and Permits.    23
(j)Material Contracts.    23
(k)Title to and Sufficiency of Assets    25
(l)Condition and Possession of Personal Tangible Assets    25
(m)Real Property.    25
(n)Intellectual Property.    25
(o)Privacy; Data Security.    28
(p)Information Technology.    29
(q)Tax Matters.    30
(r)Labor Matters.    31
(s)Employee Benefits.    33
(t)Suppliers.    35
(u)Insurance.    36
(v)Related Party Transactions    36
(w)Service Liability and Warranties.    37
(x)Accounts Receivable    37
(y)Full Disclosure    37
5.Covenants    37
(a)Further Assurances    38
(b)Litigation Support    38
(c)Preservation of Books and Records    38
(d)Confidentiality    39
(e)Tax Matters.    39
(f)Restrictive Covenants.    41
(g)Remaining Shares.    42
(h)Use of Name and Likeness    43
(i)Employment Agreements    43
(j)Predecessor Name Change    43
6.Closing Deliverables.    43
(a)Deliverables of the Sellers’ Representative, the Sellers, and the Company    44
(b)Deliverables of the Buyer    45
7.Indemnification.    45
(a)Survival Periods    45
(b)Seller Indemnities    45
(c)Buyer Indemnities    46
(d)Direct Claims; Third Party Claims.    46
(e)[INTENTIONALLY OMITTED]    48
(f)Limitations on Seller Indemnities    48
(g)Limitations on Buyer Indemnities    49
(h)Mitigation; Reductions of Losses.    49
(i)Effect of Knowledge    49
(j)Exclusive Remedy    49
(k)Manner of Payment    50
(l)Tax Treatment    50
(m)No Consequential Damages    50
8.Miscellaneous.    50
(a)Press Releases and Public Announcements    50
(b)Third-Party Beneficiaries    51
(c)Entire Agreement    51
(d)Successors and Assigns    51
(e)Counterparts    51
(f)Notices    51
(g)GOVERNING LAW    52
(h)SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL    52
(i)Amendments    53
(j)Severability    53
(k)Expenses    54
(l)Incorporation of Exhibits, Schedules, and Annexes    54
(m)Specific Performance; Remedies Cumulative    54
(n)Release    54

Exhibit A        Working Capital Methodology
Exhibit B        2020 EBITDA Definition

Schedule I        Shares; Promissory Note Amounts
Disclosure Schedules
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of January 13, 2020 by and among Travelzoo, a Delaware corporation (the “Buyer”), JFC Travel Group Co., a Delaware corporation (the “Company”), Mikhail Mayzenberg and Philip Wintermantle, each an individual (collectively, the “Sellers”), and Mikhail Mayzenberg, an individual, in his capacity as representative of the Sellers (the “Sellers’ Representative” and, together with the Buyer, the Company, and the Sellers, collectively, the “Parties”).
RECITALS
WHEREAS, the Sellers collectively hold all of the issued and outstanding Shares (as hereinafter defined);
WHEREAS, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from each Seller, the number of Shares set forth opposite such Seller’s name on Schedule I under the heading “Initial Purchased Shares” (the “Initial Purchased Shares”), in exchange for cash and Promissory Notes, in accordance with the terms and subject to the conditions set forth herein; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements as set forth more particularly herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants, and agreements herein contained, the Parties agree as follows:
1.Definitions; Interpretations.
(a)    Definitions. The following terms shall have the meanings set forth below when capitalized (or not capitalized) in the manner set forth below, and when wholly-capitalized (and the same shall apply to other grammatical forms of the following terms):
“2020 EBITDA” has the meaning set forth on Exhibit B.
“Action” means any action, claim, counterclaim, demand, charge, complaint, suit, or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, whether civil or criminal, whether brought at equity or at law, and whether brought by a Governmental Authority or any other Person, in each case, by or before a Governmental Authority.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controls” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract, or otherwise.
“Allocable Percentage” means, with respect to Mikhail Mayzenberg, 70%, and with respect to Philip Wintermantle, 30%.
“Ancillary Agreement” means each Employment Agreement, each Promissory Note, each Ancillary Certificate and each other agreement, document, or certificate executed and delivered by a Party in connection herewith or therewith.
“Ancillary Certificate” means each certificate or affidavit delivered, or to be delivered, under this Agreement, including pursuant to Section 2(d)(i) and Section 6.
“App” means a Computer Software application designed for a mobile device.
“Arbitrator” has the meaning set forth in Section 5(e)(vi).
“Banker” means Convex.
“Basket Amount” has the meaning set forth in Section 7(f)(i).
“Business” means the business of researching airfare data to identify flight deals and providing alerts for such flight deals and providing travel benefits to subscribers.
“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York, New York are authorized or obligated by Law to close.
“Business Employees” has the meaning set forth in Section 4(r)(i).
“Business Intellectual Property” means, collectively, Company Intellectual Property, Licensed Intellectual Property, explicitly excluding other intangible assets that would otherwise constitute Intellectual Property but which are in the public domain, open source or the like.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Party” means the Buyer, the Company (to the extent the Buyer owns Equity Interests of the Company), and their respective Affiliates and Representatives, and the successors and permitted assigns of all the foregoing.
“Cap Amount” has the meaning set forth in Section 7(f)(i).
“Capitalized Lease Obligations” means obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a capitalized lease obligation.
“Card Association” means VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche and any other payment card association, debit card network or similar entity having clearing or oversight responsibilities.
“Cash” means, without duplication, the aggregate amount of cash and cash equivalents (including certificates of deposit, marketable securities, and short term investments), minus the aggregate amount of any such cash and cash equivalents consisting of security deposits or that are “restricted”, held in escrow, or otherwise subject to a Lien, in each case of the Company as of the Determination Time, calculated in accordance with GAAP (as in effect as of the Determination Time). The calculation of Cash (i) shall be made without giving effect to Cash funded by or on behalf of the Buyer at the Closing, and (ii) may result in a positive or negative number.
“Cash Shortfall” means the amount, if any, by which (x) Cash is less than (y) $150,000 minus Working Capital. For the avoidance of doubt, Cash Shortfall may be positive or negative.
“Closing” has the meaning set forth in Section 2(c).
“Closing Date” has the meaning set forth in Section 2(c).
“Closing Distribution Amount” means an amount equal to (i) the Estimated Purchase Price, minus (ii) Estimated Funded Indebtedness, minus (iii) Estimated Company Transaction Expenses.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Intellectual Property” means the aggregate of (1) all of the Intellectual Property disclosed or required to be disclosed under Sections 4(n)(i) and 4(n)(iii) below, together with (2) all other Trademarks and Copyrights and all Trade Secrets, in each case used or held for use by the Company in the conduct of its Business, provided that this clause (2) shall not apply to Licensed Intellectual Property.
“Company Owned Software” has the meaning set forth in Section 4(n)(xiii).
“Company Permit” has the meaning set forth in Section 4(i)(ii).
“Company Service” has the meaning set forth in Section 4(w)(i).
“Company Transaction Expenses” means, without duplication, the aggregate amount of (i) fees, costs, expenses, commissions, liabilities, and similar amounts incurred by the Company prior to or at the Closing payable to brokers, finders, investment bankers, financial advisors, attorneys, accountants, or other agents, advisors, consultants, experts, or service providers (including the Banker) in connection with the Transaction or the process of selling the Company, (ii) transaction bonuses, change-of-control and success payments, severance rights, deferred compensation payments, salary continuation, retention payments, withdrawal liability under multiemployer plans, and other transaction-related compensatory payments payable or that will become payable (whether prior to, at, or following the Closing) by the Company to any current or former director, manager, officer, employee, or independent contractor of the Company, or any other Person, in each case, in connection with the Transaction, and (iii) the employer portion of any applicable Federal Insurance Contributions Act, state, local or foreign payroll Taxes imposed on the Company in respect of any payments made under the foregoing clause (ii), but in each case within the foregoing clauses (i) through (iii), excluding (A) fees, costs, expenses, commissions, bonuses, or other payments (including related to any debt financing) that are incurred, implemented, or become payable pursuant to actions taken or arrangements implemented following the Closing, (B) fees, costs, expenses, commissions, bonuses, or other payments that are paid prior to the Closing or that otherwise reduce the amount included in Cash, and (C) any liabilities included in the calculation of Working Capital or Funded Indebtedness.
“Computer Hardware” means any computer hardware, equipment, and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment and peripheral devices the operations of which are dependent upon the execution of Computer Software.
“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.
“Conduct of the Business” means the conduct of the Business as currently conducted in the Ordinary Course of Business as of the date the applicable representation or warranty is made or tested.
“Confidential Information” has the meaning set forth in Section 5(d).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 31, 2019, between Buyer and Banker on behalf of the Company.
“Consent” means:
(i) with respect to any Governmental Authority, any consent or waiver required to be obtained, or notice, payment, or filing required to be made, in each case that if not obtained or made would (with or without notice, lapse of time, or both) (A) violate any Law promulgated or enforced by such Governmental Authority, or (B) conflict with, result in a breach of, give rise to any right to terminate, revoke, suspend, limit, or adversely modify, or result in the loss of any other rights under, any Permit issued by such Governmental Authority; and
(ii) with respect to any Contract (including any insurance policy), any consent or waiver required to be obtained, or notice, payment, or filing required to be made, in each case that if not obtained or made would (with or without notice, lapse of time, or both) conflict with, or result in a breach of, such Contract, or give rise to any right to terminate, accelerate, or adversely modify, or result in the loss of any other rights under such Contract.
“Contract” means, with respect to any Person, any contract, purchase order, lease, license, instrument, settlement agreement, or other agreement, commitment, or arrangement, whether written or oral, including amendments, supplements, or other modifications thereto, in each case (i) that is binding on such Person, (ii) to which such Person’s assets are subject, and/or (iii) in which such Person has any right or interest.
“Copyrights” means all works of authorship, whether published or unpublished, and all copyrights therein, including Computer Software.
“Determination Time” means 12:01 a.m., Eastern Standard Time, on the Closing Date.
“Disabling Devices” means any Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, ransomware, spyware, adware, scareware, or other computer instructions, intentional devices or techniques that are intentionally designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate, slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising, disrupting access to, or disclosing data, files or other information.
“Disclosure Schedules” means the Schedules attached hereto corresponding to the numbered and lettered subsections and clauses of Section 3(a) and Section 4. The disclosures set forth in any Disclosure Schedule shall qualify and apply only to (i) each representation and warranty (or portion thereof) within this Agreement that specifically refers to such Disclosure Schedule, and (ii) any other representations and warranties (or portions thereof) within this Agreement that refer to any Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties (or portions thereof).
“Domain Names” means a string of characters and/or numbers used to identify a particular internet protocol address or uniform resource locator.
“Employee Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)), whether or not subject to ERISA, and each employment, individual consulting or independent contractor, restrictive covenant (including confidentiality, non-competition, and non-solicitation), bonus, incentive, option, equity purchase or other equity-based compensation, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation or other paid or unpaid leave, medical or other welfare, disability, fringe benefit, and any other employee or retiree benefit or compensation agreement, arrangement, plan, program, policy, funding mechanism, reimbursement arrangement or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, in each case, (i) that is maintained, sponsored, contributed to or entered into by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, or independent contractor of the Company, or the beneficiaries or dependents of any such individual, or (ii) under which the Company may have any material Liability.
“Employment Agreement” has the meaning set forth in Section 5(i).
“Entity” means a Person other than an individual.
“Equity Equivalents” means, with respect to any Person, (i) capital stock, membership or partnership interests or units, and any other equity interests issued by such Person, (ii) stock appreciation, phantom stock, profit participation, rights to be allocated or receive any profits, loss, income, dividends, or distributions, and similar rights with respect to such Person, and (iii) options, warrants, call rights, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue, sell, or otherwise cause to become outstanding any of the items referred to in the foregoing clauses (i) through (iii).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or would have been, at any date of determination occurring within the preceding six (6) years, treated as a single employer within the meaning of §414 of the Code.
“Estimated Balance Sheet” has the meaning set forth in Section 2(d)(i).
“Estimated Cash” has the meaning set forth in Section 2(d)(i).
“Estimated Cash Shortfall” means the amount, if any, by which (x) Estimated Cash is less than (y) $150,000 minus Estimated Working Capital. For the avoidance of doubt, Estimated Working Capital may be positive or negative.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 2(d)(i)(D).
“Estimated Funded Indebtedness” has the meaning set forth in Section 2(d)(i)(C).
“Estimated Purchase Price” means an amount equal to (i) $12,000,000, minus (iii) the Estimated Cash Shortfall, if any.
“Estimated Statement” has the meaning set forth in Section 2(d)(i).
“Estimated Working Capital” has the meaning set forth in Section 2(d)(i)(A).
“Expiration Date” has the meaning set forth in Section 7(a).
“Family Member” means, with respect to any natural person, such natural person’s spouse, sibling, ancestor, descendant, cousin, uncle, aunt, nephew, niece, great-uncle, great-aunt, great-nephew, or great-niece (including “step” relationships, “in-law” relationships, and adoptive relationships).
“Financial Statements” has the meaning set forth in Section 4(f)(i).
“Fundamental Representations” means the representations and warranties set forth in Sections 3(a)(i) (Power and Authority; Execution and Delivery), 3(a)(iv) (Brokers) and 3(a)(v) (Shares); 3(b)(i) (Due Organization), 3(b)(ii) (Power and Authority; Execution and Delivery; Due Authorization), 3(b)(v) (Brokers), and 4(a) (Due Organization; Qualification; Corporate Power), 4(b) (Power and Authority; Execution and Delivery; Due Authorization), 4(d) (Brokers), 4(e) (Capitalization), 4(k) (Title to and Sufficiency of Assets), and 4(q) (Tax Matters).
“Funded Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of (i) indebtedness for money borrowed or advanced and monetary obligations evidenced by bonds, debentures, notes, or similar debt securities, (ii) Capitalized Lease Obligations, (iii) obligations in respect of the deferred purchase price for property or services, but excluding payables that are taken into account in determining Working Capital, (iv) obligations in respect of letters of credit, acceptances, surety bonds, or similar instruments, and (v) any obligations of another Person that are guaranteed, or secured by any of the assets, of the Company in each case within the foregoing clauses (i) through (v), of the Company as of the Closing, including all interest, fees, expenses, prepayment premiums, and breakage costs accrued as of the Closing with respect to any such indebtedness or obligations, but excluding any undrawn amounts under standby letters of credit or similar instruments.
“GAAP” means generally accepted accounting principles as in effect in the United States applied on a basis consistent with procedures used in preparing the Year-End Financial Statements (to the extent not in contravention of generally accepted accounting principles as in effect in the United States).
“Governmental Authority” means any federal, state, local, or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, or governmental department, board, bureau, agency, or instrumentality, including independent agencies and commissions, courts, and tribunals, including arbitral bodies (whether private or governmental), in each case of competent jurisdiction.
“Inbound Intellectual Property License” has the meaning set forth in Section 4(n)(v).
“Indemnified Party” means any applicable Buyer Indemnified Party with respect to any indemnification obligation pursuant to Section 7(b), and any applicable Seller Indemnified Party with respect to any indemnification obligation pursuant to Section 7(c).
“Indemnified Party Representative” means the Buyer with respect to any indemnification obligation pursuant to Section 7(b), and the Sellers’ Representative with respect to any indemnification obligation pursuant to Section 7(c).
“Indemnifying Party” means any applicable Seller with respect to any indemnification obligation pursuant to Section 7(b), and the Buyer with respect to any indemnification obligation pursuant to Section 7(c).
“Indemnifying Party Representative” means the Sellers’ Representative with respect to any indemnification obligation pursuant to Section 7(b), and the Buyer with respect to any indemnification obligation pursuant to Section 7(c).
“Independent Contractor” has the meaning set forth in Section 4(r)(v).
“Information Incident” has the meaning set forth in Section 4(o)(iv).
“Information Technology” has the meaning set forth in Section 4(p)(i).
“Initial Purchased Shares” has the meaning set forth in the Preamble.
“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Domain Names, (v) all rights of publicity and privacy under applicable Law, (v) Trade Secrets, (vi) any other proprietary, intellectual, or industrial property rights of any kind or nature, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium, such as instruction manuals, prototypes, samples, studies, and summaries), and (viii) registrations, renewals, and applications for registration of all of the foregoing, explicitly excluding other intangible assets that would otherwise constitute Intellectual Property but which are in the public domain.
“Intellectual Property License” has the meaning set forth in Section 4(n)(vi).
“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto.
“Issuing Authority” has the meaning set forth in Section 4(n)(i).
“Knowledge” (i) with respect to the Company, means the actual knowledge of each Seller and the Chief Technology Officer of the Company, (ii) with respect to any other entity, means the actual knowledge of any director, manager, or officer of such entity, and (iii) with respect to any individual, means the actual knowledge of such individual.
“Law” means any law, constitutional provision, treaty, statute, code, regulation, ordinance, rule, common law, Order, or other requirement of a Governmental Authority.
“lease” means lease or sublease.
“Leased Real Property” means all real property (including all leasehold estates, land, buildings, structures, alterations, improvements, fixtures, easements, rights of way, and any other real property rights and/or interests) that the Company leases, licenses, or otherwise occupies or uses (whether as tenant, subtenant, licensee, or pursuant to any other use or occupancy arrangement), other than Owned Real Property.
“Liability” means any liability or obligation of any kind, character, or description, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, matured or unmatured, due or to become due, vested or unvested, executory, determined, determinable, or otherwise.
“License” means license or sublicense.
“Licensed Intellectual Property” means all Intellectual Property which is owned by a Person other than the Company and which is used in the Business, explicitly excluding (i) intangible assets that would otherwise constitute Intellectual Property but which are in the public domain, open source or the like; and (ii) “shrink wrap,” “click wrap” and other comparable standard form licenses, in each case for commercially available “off-the-shelf” Computer Software programs that have not been modified or customized specifically for the Company, cloud-based computing systems including, without limitation, software as a service (SaaS), infrastructure as a service (IaaS) and platform as a service (PaaS), and Apps.
“Lien” means any lien (statutory or otherwise), encumbrance, security interest, mortgage, deed of trust, pledge, hypothecation, charge, equitable interest, easement, encroachment, right of way, or any similar title exception (whether arising under Contract, Law, or otherwise).
“Losses” means all losses, damages, liabilities, Actions, judgments, awards, diminution in value, injunctions and other equitable remedies, Liens, settlements, Taxes, penalties, fines, interest, costs, court costs, and fees and expenses (including reasonable fees and expenses of legal counsel and other professional advisors and experts), which may include such fees and expenses incurred by the applicable Indemnified Party in connection with the enforcement of its rights hereunder, in each case, regardless of whether the possibility of such Losses had been disclosed in advance or could reasonably have been foreseen.
“made available” means made available via the virtual data room hosted by the Banker. When used in any representation or warranty, “made available” includes those materials made available (in accordance with the preceding sentence) at any time prior to the date hereof; the virtual data room materials meeting the foregoing standard shall be copied onto a DVD (or another electronic medium acceptable to the Buyer) and delivered by the Company to the Buyer promptly following the execution and delivery of this Agreement.
“Material” means material to the Conduct of the Business.
“Material Adverse Effect” means any effect, event, condition, change, state of facts, or group of related effects, events, conditions, changes, or states of facts (each, an “Effect”) that is or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, assets, Liabilities, condition (financial or otherwise), operations, results of operations, or prospects of the Company, provided that none of the following shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) Effects generally applicable to (A) the global economy, (B) financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or market index, and any change in prevailing interest rates), or (C) any economies, markets, and industries applicable to the Company; (ii) changes in GAAP, other applicable accounting standards, or any Laws applicable to the Company, or any Tax, regulatory, or political conditions applicable to the Company; and (iii) Effects arising as a result of acts of God (including earthquakes, hurricanes, floods, or other natural disasters or weather-related conditions) or the commencement, occurrence, continuation, or intensification of any war (whether or not declared), sabotage, armed hostilities, military attacks or acts of terrorism.
“Material Contract” means any Contract (or group of related Contracts) that is Material.
“Material Unregistered Copyright” means artistic, literary, inventive or creative works of authorship that: (a) have not been registered by or for which no application for registration before any Governmental Authority has been submitted; and (b) are material to the Business.
“Material Supplier” has the meaning set forth in Section 4(t)(i).
“Mitigating Payments” has the meaning set forth in Section 7(h).
“Most Recent Balance Sheet” has the meaning set forth in Section 4(f)(i).
“Most Recent Balance Sheet Date” has the meaning set forth in Section 4(f)(i).
“Most Recent Financial Statements” has the meaning set forth in Section 4(f)(i).
“Opt-out Notifications” has the meaning set forth in Section 4(o)(ii).
“Order” means any order, award, decision, injunction, judgment, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice (including with respect to quantity and frequency).
“Organizational Documents” means the certificate of incorporation, formation, or limited partnership, and the bylaws, limited liability company operating agreement, or limited partnership agreement, or any analogous documents entered into, adopted, or filed in connection with the creation, formation, or organization, in each case, of the applicable entity.
“Outbound Intellectual Property License” has the meaning set forth in Section 4(n)(vi).
“Owned Real Property” means real estate and interests in real estate owned in fee.
“Parties” has the meaning set forth in the Preamble.
“Past Period” has the meaning set forth in Section 5(e)(i).
“Patents” means domestic and foreign patents, patent applications and patent rights, together will all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations thereof.
“PCI Requirements” means the rules, regulations, standards, policies, manuals, and procedures of the Card Associations with whom the Company may directly or indirectly have a sponsorship or similar agreement and any legal successor organizations or association of any of them, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS), in each case as applicable to the Company.
“Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance, clearance, or similar right that may be issued by any Governmental Authority or any accreditation or certification agency, body, or organization.
“Permitted Liens” means Liens set forth on Schedule 4(k) and Liens arising in the Ordinary Course of Business that do not materially impair the use or value of the assets to which they relate.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, any other business entity, or a Governmental Authority.
“Personal Information” means all data used, collected, stored or processed by or on behalf of the Company pertaining to an individual, including an individual’s name, address, telephone number, email address, social media accounts, photographs, age, gender, identification or social insurance number, income, citizenship, employment, assets, liabilities, payment records, credit information, bank account information, investment activity, personal and professional references, health or medical records, any other data used or intended to be used to identify, contact or locate such individual, and any other information that is considered personally identifiable information or personal data under applicable Laws. Personal Information includes all customers lists and customer databases used or held for use in the Business.
“Pre Closing Tax Period” means any taxable period, or portion thereof, ending on or before the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period ending on or before the Closing Date.
“Pre Closing Taxes” means (a) all Taxes of Sellers, (b) all Taxes imposed on the Company or asserted against the properties, income or operations of the Company for any Pre-Closing Tax Period, including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period, (c) any transfer taxes and related costs for which Seller is responsible pursuant to Section 5(e) hereof; and (d) any penalties for late filing or failure to file any Tax Returns for any Pre-Closing Tax Period.
“Predecessor” shall mean the Person that was the legal predecessor of the Company.
“Preservation Period” has the meaning set forth in Section 5(c).
“Privacy Contracts” mean all provisions of Contracts between the Company and any Person that are applicable to the creation, collection, obtaining, tracking, retention, storage, processing, sharing, transmission, security, confidentiality protection, use and/or disclosure of Personal Information, including all such contracts required in the provision of any deliverables or services to third parties.
“Privacy Laws” mean any Laws that relate to and/or address privacy, security, data use, consumer tracking, consumer targeting, data protection and destruction, data breach notification or data transfer issues, including the California Consumer Privacy Act, Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, 2-1 C.M.R. 17.00 et. seq., and all current and former implementing Laws, rules, regulations, applicable industry regulations and guidelines, and any applicable foreign laws, regulations or guidelines including laws, regulations and/or guidance implementing the Data Protection Act 2018 and the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament).
“Privacy Policies” mean all written policies applicable to the Company relating to the collection, use, storage, processing, transfer, disclosure, and protection of Personal Information, including all website and mobile application privacy policies.
“Promissory Note Amount” means, with respect to each Seller, the dollar amount set forth opposite such Seller’s name under the heading “Promissory Note Amount” on Schedule I.
“Promissory Notes” means the Promissory Notes issued as of the Closing Date by the Buyer in favor of each Seller in an original principal amount equal to such Seller’s Promissory Note Amount.

“Put/Call Exercise Date” has the meaning set forth in Section 5(g)(i).
“Put/Call Exercise Notice” has the meaning set forth in Section 5(g)(ii).
“Put/Call Period” has the meaning set forth in Section 5(g)(ii).
“Put/Call Purchase Price” has the meaning set forth in Section 5(g)(i).
“Put/Call Transaction” has the meaning set forth in Section 5(g)(i).
“Registered Intellectual Property” has the meaning set forth in Section 4(n)(i).
“Registered Trademarks” has the meaning set forth in Section 4(n)(ii).
“Related Party” means, with respect to a specified Person, any other Person that is an Affiliate, a Family Member, a director, a manager, a trustee, an officer, a key employee, a direct or indirect beneficial owner of voting interests representing at least ten percent (10%) of the outstanding voting power, a primary beneficiary, or a trust for the primary benefit, of such specified Person, or any combination of the foregoing (for example, a trust for the primary benefit of the children of a Seller shall be considered a Related Party of such Seller).
“Releasing Party” has the meaning set forth in Section 8(n).
“Remaining Shares” means all of the Shares other than the Initial Purchased Shares.
“Representatives” means, with respect to any Person, the directors, managers, trustees, officers, employees, independent contractors, agents, attorneys, accountants, advisors, and other representatives of such Person and of such Person’s Affiliates.
“Restricted Period” has the meaning set forth in Section 5(f)(i).
“Restricted Territory” has the meaning set forth in Section 5(f)(i).
“Securities Act” means the Securities Act of 1933.
“Security Measures” has the meaning set forth in Section 4(p)(v).
“Seller Indemnified Party” means each Seller, the Company (if the Company is then owned only by the Sellers) and their respective Affiliates and Representatives, and the successors and permitted assigns of all of the foregoing.
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Shares” has the meaning set forth in Section 4(e).
“Straddle Period” has the meaning set forth in Section 5(e)(i).
“Strong Open Source Materials” means Computer Software or other materials which are licensed or distributed in whole or in part pursuant to terms that require as a condition of use, modification and/or distribution of such materials that other materials incorporated into or which incorporate, are derived from, linked to, or compiled, assembled or distributed with such materials, be: (a) distributed or offered in source code form (in the case of Computer Software); or (b) be redistributed or offered to any Person at no charge.
“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, and (ii) any limited liability company, partnership, association, or other entity (other than a corporation) of which a majority of voting and economic partnership, limited liability company, or other similar ownership interests thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
“Tax” means any (i) federal, state, local, or foreign income, gross receipts, escheat, unclaimed property, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, and (ii) Liability for amounts of the type described in clause (i) as a result of Treasury Regulations §1.1502-6, as a result of being a transferee or sucessor, or as a result of a Contract or otherwise.
“Tax Contest” has the meaning set forth in Section 5(e)(v).
“Tax Return” means any return, amended return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7(d)(ii)(A).
“Third Party Claim Notice” has the meaning set forth in Section 7(d)(ii)(A).
“Trade Secrets” means all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, inventions, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, which derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another Person who can obtain economic value from the disclosure or use of the information.
“Trademarks” means any word, words, phrase, sound, slogan, icon, logo, graphic or image used as a designation for or identifier of goods or services, and all related registrations and applications for registration of any of the foregoing in any jurisdiction. “Trademarks” includes all goodwill associated therewith.
“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer” means transfer, sell, lease, license, grant any Lien upon, or otherwise dispose of.
“Treasury Regulations” means the regulations promulgated under the Code.
“WARN Act” means the federal Workers Adjustment and Retraining Notification Act of 1988.
“Working Capital” has the meaning set forth on Exhibit A.
“writing” and “written” means any writing, facsimile, or electronic mail.
“Year-End Financial Statements” has the meaning set forth in Section 4(f)(ii).
(b)    Accounting Provisions
. All accounting terms used but not defined in this Agreement and/or any Ancillary Agreement shall have the respective meanings given to them in conformance with GAAP.
(c)    Interpretation
. With respect to this Agreement and each Ancillary Agreement:
(i)    Unless the context otherwise requires: (A) whenever the word “include”, “includes”, or “including” is used, it shall be deemed to be followed by the words “without limitation”; (B) the word “or” shall not be exclusive; (C) the words “hereof”, “herein”, “hereunder”, “herewith”, and words of similar import shall refer to this Agreement (or, if used in an Ancillary Agreement, to such Ancillary Agreement) as a whole and not to any particular provision of this Agreement (or such Ancillary Agreement, as applicable); (D) any references contained herein (or in any Ancillary Agreement) to a preamble, section, clause, exhibit, schedule, or other attachment shall refer to the preamble or such section, clause, exhibit, schedule, or other attachment to this Agreement (or, if such reference is contained in an Ancillary Agreement, to such Ancillary Agreement, as applicable); (E) the meaning assigned to each term defined herein or in any Ancillary Agreement shall be equally applicable to both the singular and the plural forms of such term; (F) references to any gender shall include the other gender; (G) a reference to any Person in a particular capacity shall refer to that Person solely in such capacity, and shall include such Person’s permitted successors and assigns in such capacity; (H) a reference to any Law shall include all amendments thereto, all modifications and reenactment thereof, all Laws substituted therefor, and all rules, regulations, and statutory instruments promulgated thereunder or pursuant thereto; (I) a reference to any Contract (including this Agreement and any Ancillary Agreement) shall include all exhibits, schedules, and other attachments to such Contract, and shall refer to such Contract as amended, restated, supplemented, or otherwise modified as of the time of determination; (J) a reference to $ or dollars shall mean U.S. dollars; and (K) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement or any Ancillary Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day.
(ii)    Section headings are not to be considered part of this Agreement or any Ancillary Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the sections of this Agreement or any Ancillary Agreement, and shall not affect the construction hereof or thereof.
(iii)    The Parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement (with the benefit of their respective legal counsels) and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and each Ancillary Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or such Ancillary Agreement.
2.    Purchase and Sale of Initial Purchased Shares; Closing.
(a)    Purchase and Sale of Initial Purchased Shares. At the Closing, on and subject to the terms and conditions of this Agreement, the Buyer does hereby purchase and accept from each Seller, and each Seller does hereby sell and deliver to the Buyer, all of such Seller’s Initial Purchased Shares, in exchange for the consideration specified herein, free and clear of all Liens.
(b)    Payments at Closing. At the Closing, the Buyer shall make (or cause to be made) the following payments by wire transfer of immediately available funds to the bank accounts designated in writing by the Sellers’ Representative to the Buyer:
(i)    to each Seller, such Seller’s Allocable Percentage of the Closing Distribution Amount, less such Seller’s Promissory Note Amount;
(ii)    to the holders of obligations constituting Estimated Funded Indebtedness, all such Estimated Funded Indebtedness that, by its terms, is required to be paid off at or prior to the Closing by virtue of the consummation of the Transaction (and any other portion of such Estimated Funded Indebtedness as may be determined by the Buyer); and
(iii)    to the Company, all Estimated Company Transaction Expenses, which the Company, promptly following its receipt thereof, shall pay to the Persons entitled thereto (in the case of payments to employees, through its payroll system and net of applicable Taxes), and shall provide evidence reasonably satisfactory to the other Parties that such payments have been delivered.
For the avoidance of doubt, the Parties hereby authorize the Buyer to pay (or cause to be paid) the amounts described above to the Persons described above at the Closing in lieu of making such payments to the Sellers. In addition, the Parties hereby authorize the Buyer to withhold and deduct from any consideration that would otherwise be payable to any Person under this Section 2(b) or otherwise under this Agreement or any Ancillary Agreement the amount(s) so required under applicable Law, it being understood and agreed that any such withheld and deducted amount(s) shall be treated as having been paid to such Person for purposes of this Agreement and each Ancillary Agreement.
(c)    Closing. The closing of the Transaction (the “Closing”) shall take place remotely by electronic transmission simultaneously with the execution and delivery of this Agreement (the day on which the Closing takes place being referred to herein as the “Closing Date”).
(d)    Estimated Statement.
(i)    The Company has delivered to the Buyer a good faith estimate of the balance sheet of the Company as of the Determination Time (the “Estimated Balance Sheet”), prepared in accordance with GAAP (as in effect as of the Determination Time), and a written statement (the “Estimated Statement”) setting forth in reasonable detail the Company’s good faith estimate of (A) Working Capital (“Estimated Working Capital”), (B) Cash (“Estimated Cash”), (C) Funded Indebtedness (“Estimated Funded Indebtedness”), and (D) Company Transaction Expenses (“Estimated Company Transaction Expenses”), together with the resulting calculation of the Estimated Purchase Price and Closing Distribution Amount and a certificate by the Company stating that the Estimated Balance Sheet and Estimated Statement (as attached to such certificate), in the Company’s good faith estimate, comply with the foregoing requirements.
(e)    The Sellers’ Representative.
(i)    The Sellers’ Representative shall have the authority to act as the agent for, and to bind and/or execute any documents as attorney-in-fact for, any and all Sellers in connection with this Agreement and each Ancillary Agreement. Such authority shall include the sole and exclusive authority to (A) assert, pursue, defend against, contest, and settle claims for indemnification hereunder, (B) exercise any other rights and remedies that may be available to any Seller hereunder, (C) defend against, contest, and settle the assertion of any other rights or remedies by the Buyer hereunder, and (D) execute and deliver amendments, consent, and waivers to and under this Agreement and each Ancillary Agreement. Each Seller shall retain the authority to act on its own behalf with respect to matter not covered by the preceding sentence and not otherwise expressly required or permitted to be taken solely by the Sellers’ Representative.
(ii)    The Buyer and the Company shall be entitled to rely on the authority granted pursuant to the foregoing clause (i) until the Sellers’ Representative delivers written notice to the Buyer of the appointment of a successor Sellers’ Representative approved in writing in advance by the Buyer (such approval not to be unreasonably withheld, conditioned, or delayed), in which case, effective upon the date specified in such notice, the Buyer and the Company shall be entitled to rely on the authority of such successor Sellers’ Representative and such successor Sellers’ Representative shall be deemed to be the Sellers’ Representative for all purposes under this Agreement and each Ancillary Agreement. In the event that the Sellers’ Representative becomes unable or unwilling to perform its responsibilities hereunder or under any Ancillary Agreement or resigns from such position, the Sellers, acting by joint consent, shall, as promptly as practicable, appoint a successor Sellers’ Representative approved in writing in advance by the Buyer (such approval not to be unreasonably withheld, conditioned, or delayed) and deliver written notice thereof to the Buyer, in which case, effective upon the date specified in such notice, such successor Sellers’ Representative shall be deemed to be the Sellers’ Representative for all purposes under this Agreement and each Ancillary Agreement.
(iii)    All of the powers, authorities, rights, and immunities granted to the Sellers’ Representative under this Agreement or any Ancillary Agreement shall survive the Closing. The grant of authority provided to the Sellers’ Representative under this Agreement and each Ancillary Agreement is coupled with an interest, shall be irrevocable, and shall survive the death, incompetency, bankruptcy, or liquidation of any Seller.
3.    Representations and Warranties of the Sellers and the Buyer.
(a)    Representations and Warranties of the Sellers. Each Seller, severally and not jointly and only with respect to itself, hereby represents and warrants to the Buyer as follows:
(i)    Power and Authority; Execution and Delivery. Such Seller has full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform its obligations hereunder and thereunder. This Agreement has been and each Ancillary Agreement to which such Seller is or is proposed to be a party has been (or, when executed and delivered, will have been) duly executed and delivered by such Seller and, assuming the due and valid authorization, execution, and delivery by each other party hereto or thereto, this Agreement constitutes and each Ancillary Agreement to which such Seller is a party constitutes (or, when executed and delivered, will constitute) a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions.
(ii)    Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement by such Seller, nor the performance by such Seller of its obligations hereunder or thereunder, will (A) violate any Law to which such Seller is subject or require the Consent of any Governmental Authority (other than any Consent that has already been obtained or otherwise satisfied), in each case subject to compliance with the Securities Act and state securities Laws, (B) require Consent under any Contract of such Seller (other than any Consent that has already been obtained or otherwise satisfied), or (C) result in the imposition or creation of a Lien upon any of such Seller’s Shares.
(iii)    Legal Proceedings. There are no Actions pending or, to the Knowledge of such Seller, threatened by or against such Seller or any Affiliate thereof that challenge or seek to restrain or enjoin consummation of the Transaction or that challenge such Seller’s record and beneficial ownership of the number of Shares set forth opposite its name on Schedule I.
(iv)    Brokers. Other than the Banker, such Seller has not engaged, and does not and will not have any Liability for the payment of any fees or commissions to, any broker, finder, agent, investment banker, or financial advisor in connection with the Transaction.
(v)    Shares. Such Seller holds of record, owns beneficially, and has good and marketable title to, the number of Shares set forth opposite its name on Schedule I, free and clear of any restrictions on Transfer or other Liens (other than restrictions and Liens arising under this Agreement), and holds no other direct or indirect Equity Equivalents of the Company. Such Seller is not a party to any option, warrant, purchase right, redemption right, or other Contract that could require such Seller to Transfer such Shares (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other Contract with respect to the voting of its Shares or any registration rights agreement or other Contract with respect to the registration of its Shares.
(vi)    Investment in Promissory Notes. Such Seller is acquiring its Promissory Note for its own account as principal, for investment purposes, and is not acquiring its Promissory Note with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Such Seller acknowledges that its Promissory Note is not registered under the Securities Act or any state securities Laws, and that its Promissory Note may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Such Seller (A) is a sophisticated investor with knowledge and experience in business and financial matters, (B) has received sufficient information concerning the Buyer, and has had the opportunity to obtain additional information as desired, in each case in order to evaluate the merits and the risks inherent in holding its Promissory Note, (C) is able to bear the economic risk and lack of liquidity inherent in holding its Promissory Note, and (D) is an Accredited Investor within the meaning of Regulation D of the Securities Act.
(b)    Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to each Seller as follows:
(i)    Due Organization. The Buyer is duly organized and validly existing under the laws of the jurisdiction of its incorporation.
(ii)    Power and Authority; Execution and Delivery; Due Authorization. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each Ancillary Agreement to which it is or is proposed to be a party and to perform its obligations hereunder and thereunder. This Agreement has been and each Ancillary Agreement to which the Buyer is or is proposed to be a party has been (or, when executed and delivered, will have been) duly executed and delivered by the Buyer and, assuming the due and valid authorization, execution, and delivery by each other party hereto or thereto, this Agreement constitutes and each Ancillary Agreement to which the Buyer is or is proposed to be a party constitutes (or, when executed and delivered, will constitute) a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Buyer is or is proposed to be a party have been (or, when executed and delivered, will have been) duly authorized by all requisite corporate action on the part of the Buyer.
(iii)    Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Buyer, nor the performance by the Buyer of its obligations hereunder or thereunder, will (A) violate the Organizational Documents of the Buyer, or (B) violate any Law to which the Buyer is subject or require the Consent of any Governmental Authority (other than any Consent that has already been obtained or otherwise satisfied), in each case subject to compliance with the Securities Act and state securities Laws.
(iv)    Legal Proceedings. There are no Actions pending or, to the Knowledge of the Buyer, threatened by or against the Buyer or any Affiliate of the Buyer that challenge or seek to restrain or enjoin the consummation of the Transaction.
(v)    Brokers. The Buyer has not engaged, and does not and will not have any Liability for the payment of any fees or commissions to, any broker, finder, agent, investment banker, or financial advisor in connection with the Transaction.
(vi)    Pledged Shares. Upon Buyer’s acquisition of the Initial Purchased Shares pursuant to this Agreement, such Initial Purchased Shares will not be subject to any Lien other than pursuant to the Promissory Notes.
4.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Buyer as follows:
(a)    Due Organization; Qualification; Corporate Power. The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business as a foreign entity under the laws of each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, which jurisdictions are set forth on Schedule 4(a)(1). The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is not in material breach of or default under (with or without notice, lapse of time, or both) its Organizational Documents. Schedule 4(a)(2) sets forth a complete and correct list of all directors and officers of the Company.
(b)    Power and Authority; Execution and Delivery; Due Authorization. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each Ancillary Agreement to which the Company is or is proposed to be a party and to perform its obligations hereunder and thereunder. This Agreement has been and each Ancillary Agreement to which the Company is or is proposed to be a party has been (or, when executed and delivered, will have been) duly executed and delivered by the Company and, assuming the due and valid authorization, execution, and delivery by each other party hereto or thereto, this Agreement constitutes and each Ancillary Agreement to which the Company is or is proposed to be a party constitutes (or, when executed and delivered, will constitute) a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Company is or is proposed to be a party have been (or, when executed and delivered, will have been) duly authorized by all requisite corporate action on the part of the Company.
(c)    Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Company, nor the performance by the Company of its obligations hereunder or thereunder, will (i) violate the Organizational Documents of the Company, (ii) violate any Law to which the Company is subject or require the Consent of any Governmental Authority (other than any Consent that has already been obtained or otherwise satisfied), in each case subject to compliance with the Securities Act and state securities Laws, (iii) except as set forth on Schedule 4(c)(iii), require Consent under any Material Contract (other than any Consent that has already been obtained or otherwise satisfied), or (iv) result in the loss or impairment of any rights with respect to, or result in the imposition or creation of a Lien upon, any material assets of the Company.
(d)    Brokers. The Company has not engaged, and does not and will not have any Liability for the payment of any fees or commissions to, any broker, finder, agent, investment banker, or financial advisor in connection with the Transaction, other than the Banker. The fees and commissions of the Banker shall be treated as Company Transaction Expenses.
(e)    Capitalization. Schedule I, under the heading “Shares”, sets forth the number and class of authorized, and issued and outstanding, shares of capital stock of the Company held by each Seller (collectively, the “Shares”). All of such issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued without violation of any applicable Laws (including securities Laws) or any Contracts or the Company’s Organizational Documents as then in effect (including any preemptive and anti-dilution rights). The Company has no authorized, issued, or outstanding Equity Equivalents other than the Shares. The Company does not have any Subsidiaries. The Company does not hold of record or own beneficially, directly or indirectly, any Equity Equivalents of any Person.
(f)    Financial Statements; Undisclosed Liabilities.
(i)    Attached hereto as Schedule 4(f)(i) are the following financial statements of the Company or the Predecessor, as the case may be: (A) for the Predecessor, the U.S. Income Tax Return for an S Corporation for the fiscal years ended December 31, 2017 and December 31, 2018, which include the unaudited Schedule K Shareholders’ Pro Rata Share Items, including a statement of ordinary business income, and Schedule L balance sheet per books, and (B) for the Company, the unaudited balance sheet and statements of income, changes in members’ equity, and cash flows as of and for the fiscal year ended December 31, 2019 (collectively, the “Year-End Financial Statements”) (December 31, 2019, the “Most Recent Balance Sheet Date”, such balance sheet, the “Most Recent Balance Sheet”, and such balance sheet and the statements of income, changes in members’ equity, and cash flows for the fiscal year ended December 31, 2019, collectively, the “Most Recent Financial Statements” and, together with the Year-End Financial Statements, collectively, the “Financial Statements”). The Financial Statements (including the notes thereto, as applicable) are complete and correct in all material respects, have been prepared in accordance, and are consistent, with the books and records of the Company (which books and records are complete and correct in all material respects), and fairly and accurately present in all material respects the financial condition, results of operations, cash flows, and changes in financial position of the Company as of such dates and for such periods, in the case of the Most Recent Financial Statements in accordance with generally accepted accounting principles as in effect in the United States (as in effect as of the date the Most Recent Financial Statements were prepared, applied on a consistent (in all material respects) basis throughout the Financial Statements, except that the Predecessor Financial Statements were prepared on a cash basis for a subchapter S corporation, provided that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes (none of which adjustments or footnotes are or would be material in the aggregate) and other presentation items.
(ii)    The Company does not have any Liabilities or commitments of a nature that would be required to be disclosed on a balance sheet in accordance with GAAP (as in effect as of the Most Recent Balance Sheet Date), except (A) those that are adequately reflected or reserved against on the Most Recent Balance Sheet, (B) those that have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date in an aggregate amount not in excess of $50,000, and/or (C) Company Transaction Expenses. The Company does not have any off-balance sheet Liabilities.
(g)    Recent Events. Since December 31, 2018, no Material Adverse Effect has occurred, and, except as set forth on Schedule 4(g), the Company has not:amended its Organizational Documents;
(i)    (A) issued or otherwise Transferred any of its Equity Equivalents, (B) redeemed or otherwise acquired any of its Equity Equivalents, (C) declared, set aside, or paid any dividend or other distribution in respect of any of its Equity Equivalents, or (D) split, combined, or reclassified any of its Equity Equivalents;
(ii)    (A) acquired (by merger, consolidation, acquisition of stock or assets, or otherwise) any entity or business or division thereof, or otherwise acquired any assets for consideration in excess of $25,000, or (B) Transferred (or suffered any damage, destruction, or loss of, whether or not coverage by insurance) any assets with an aggregate value in excess of $25,000;
(iii)    (A) made any change in the financial accounting, Tax accounting, Tax reporting, or cash or working capital management principles, methods, or practices used by it, except to the extent required by a change in applicable Law or United States generally accepted accounting principles that came into effect following December 31, 2018, (B) accelerated the collection of any accounts receivable, rights, claims, or other amounts owed to it, other than with respect to amounts that do not in the aggregate exceed $25,000, or (C) cancelled, postponed, or extended the payment of any accounts payable, Liabilities, or other amounts owed by it, other than with respect to amounts that do not in the aggregate exceed $25,000;
(iv)    recognized any union or other labor organization, certificated any collective bargaining or similar Contract, entered into any collective bargaining or similar Contract, appraised or opposed any union organizing campaign, settled any material grievances or unfair labor practice charges, filed any unfair labor practice charges, or taken any similar action, in each case with respect to the Company or its current or former employees;
(v)    (A) adopted, amended, otherwise modified, or terminated any Employee Plan except as required by applicable Law, (B) accelerated payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Plan, or (C) failed to make any required contribution to any Employee Plan;
(vi)    (A) granted any increase in the compensation or benefits of any current or former director, manager, officer, employee, or independent contractor of the Company outside of the Ordinary Course of Business, (B) extended employment to, hired, or terminated any current or former director, manager, officer, employee, or independent contractor of the Company with annual compensation in excess of $30,000, or (C) made any loans or advances to, or entered into any other transactions with, any current or former director, manager, officer, employee, or independent contractor of the Company;
(vii)    implemented any employee layoffs that could implicate the WARN Act;
(viii)    incurred any Liabilities or commitments in respect of Funded Indebtedness (without regard to whether or not the same has been paid off or will be outstanding as of the Closing), other than in the Ordinary Course of Business under credit facilities in effect on December 31, 2018;
(ix)    made any loans, advances, capital contributions, capital expenditures, or charitable or political contributions or pledges, in an aggregate amount for all cases in excess of $25,000;
(x)    initiated any Action, or settled, had dismissed, or otherwise resolved any Action brought by or against it;
(xi)    suffered or entered into any termination, revocation, suspension, nonrenewal, abandonment, material amendment, or material breach of any of its Permits, Material Contracts, Registered Intellectual Property, or insurance policies;
(xii)    (A) made, revoked, or amended any Tax election, (B) executed any waiver of restrictions on assessment or collection of any Tax, (C) agreed to any extension of time with respect to a Tax assessment or deficiency, (D) entered into or amended any agreement or settlement with any Tax authority, or (E) failed to file any Tax Return required to be filed by it when due, or to pay any Taxes (including estimated Taxes) when due on any such Tax Return (or any Tax Return for which an extension has been granted) or otherwise;
(xiii)    cancelled, waived, released, or written off any accounts receivable, rights, claims, or other amounts owed to it, or modified its credit, collection, or payment policies, in all cases other than in the Ordinary Course of Business with respect to amounts that do not in the aggregate exceed $25,000;
(xiv)    taken any other action, or failed to take any action, outside the Ordinary Course of Business; or
(xv)    entered into any term sheet, letter-of-intent, or legally binding commitment or Contract to take, or adopted any corporate or other resolution authorizing or approving, any of the foregoing actions.
(h)    Litigation; Orders. Except as set forth set forth on Schedule 4(h)(1), there are not currently, and there have not been since the date that is three (3) years prior to the date hereof, any Actions (or, to the Knowledge of the Company, investigations by any Governmental Authority) pending (or, to the Knowledge of the Company, threatened) by or against, , otherwise materially affecting, the Company. To the Knowledge of the Company, no event has occurred or circumstance exists that would serve as a reasonable basis for the commencement of, or that would reasonably be expected to give rise to, any such Action or investigation. Except as set forth set forth on Schedule 4(h)(2), the Company is not subject to any unsatisfied payment obligations or ongoing equitable restrictions pursuant to any Order or settlement agreement or is subject to any Order or settlement agreement that does or would reasonably be expected to prevent or materially delay the consummation of the Transaction on or prior to the Outside Date. None of the Actions, investigations, and Orders set forth on Schedule 4(h) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(i)    Compliance with Laws and Permits.
(i)    The Company is, and has been at all times since the date that is three (3) years prior to the date hereof, in compliance in all material respects with all applicable Laws. The Company has not, since the date that is three (3) years prior to the date hereof, received any written notice from any Governmental Authority regarding any actual or alleged violation by the Company or any director, manager, officer, employee, or independent contractor thereof acting in its capacity as such of any Law, or regarding any actual or potential investigation of the same.
(ii)    Schedule 4(i)(ii) sets forth a complete and correct list of each Permit necessary or appropriate in all material respects for the Conduct of the Business (including any Permit required under applicable Laws and/or Material Contracts), and the issuance and expiration date with respect thereto (each Permit that is or should be set forth on such Schedule, a “Company Permit”). The Company (A) maintains and is in compliance in all material respects with each Company Permit, and (B) has timely and duly filed all applicable renewals and other filings required to have been filed with respect to each Company Permit. Each Company Permit is in full force and effect.
(j)    Material Contracts.
(i)    Schedule 4(j)(i) sets forth a complete and correct list of the following types of Contracts, solely to the extent they constitute Material Contracts of the Company:
(A)    Any Contract (or group of related Contracts) with a Material Supplier;
(B)    Any Contract under which the Company has made or has the right or obligation to make any (I) loans or advances to any of its current or former directors, managers, officers, employees, or other service providers, other than advances for expenses or in the Ordinary Course of Business, or (II) loans or advances to any other Persons;
(C)    Any Contract under which the Company has any outstanding obligation or other Liability for any Funded Indebtedness (without regard to whether or not the same will be outstanding as of the Closing), or has the right or obligation to incur the same;
(D)    Any Contract relating to the establishment of a joint venture, strategic alliance, revenue-sharing partnership, or similar arrangement, or an entity in which the Company holds of record or owns beneficially, directly or indirectly, any Equity Equivalent;
(E)    Any lease or other Contract pursuant to which the Company is granted, or grants to another Person, any rights with respect to any hardware, technology, or services related thereto, which hardware, technology, or services is or are material to the Conduct of the Business;
(F)    Any collective bargaining Contract or other labor Contract or arrangement;
(G)    Any Contract for the employment or engagement of any individual on a full time, part time, consulting, or other basis providing annual compensation (including base salary, commissions and bonuses) in excess of $30,000;
(H)    Any profit sharing, equity option, equity appreciation, equity purchase, phantom equity, deferred compensation, severance, bonus, or other similar plans (whether in cash or otherwise) or arrangements for the benefit of the Company’s current or former directors, managers, officers, employees, or other service providers;
(I)    Any Contract under which the Company: (I) is bound (or is intended to be bound) by any non-competition, non-solicitation, or non-hire provisions, or any other provisions restricting its right to engage in any line of business or provide any goods or services; (II) has granted any exclusive rights; (III) has granted any options; (IV) has granted any rights of first offer or refusal; or (V) has granted any “most-favored-nation” right, special discount right, or similar right;
(J)    Any Contract (or group of related Contracts) under which the Company: (I) has acquired, or has an ongoing right or obligation to acquire, any entity or business or division or material portion thereof (by merger, consolidation, acquisition of equity or assets, or otherwise), or any other assets that are material in amount or nature outside the Ordinary Course of Business; or (II) has Transferred, or has an ongoing right or obligation to Transfer, any assets that are material in amount or nature outside the Ordinary Course of Business, in each case within the foregoing clauses (I) and (II), which Contract was entered into since the date that is three (3) years prior to the date hereof or otherwise may contain any remaining rights or obligations, whether or not contingent;
(K)    Any Contract (or group of related Contracts) under which the Company has or will have any minimum purchase obligations requiring purchases in an amount that would reasonably be expected to exceed in any year $10,000 individually for such Contract (or group of related Contracts) (including any such Contract that contains a penalty or “take-or-pay” provision for failure to purchase such amount); and
(L)    Any other Contract (or group of related Contracts) that is material to the Conduct of the Business.
(ii)    Each Material Contract constitutes a legal, valid, and binding obligation of the Company, in full force and effect and enforceable in accordance with its terms and conditions against the Company (and, to the Knowledge of the Company, each other party thereto). The Company is not (and, to the Knowledge of the Company, no other party to any such Material Contract is) in material breach of or default under any Material Contract, with or without the lapse of time or the giving of notice or both. Since the date that is twelve (12) months prior to the date hereof, no other party to any Material Contract has materially reduced or otherwise materially adversely modified the business conducted under such Material Contract, has communicated written notice threatening or stating its intention to do so or to terminate such Material Contract, or has provided written notice claiming a breach of or default under, or repudiating any material provision of, such Material Contract.
(k)    Title to and Sufficiency of Assets. With respect to the assets (whether real or personal, and whether tangible or intangible) that are used in the Conduct of the Business or located on the Leased Real Property, (i) the Company has good and marketable title to, or a legal, valid, and binding leasehold interest in or license to use, all such assets, in each case free and clear of all Liens (other than Permitted Liens), (ii) such title, leasehold interest, or license is not shared by the Company with any other Person, and (iii) such assets constitute all assets necessary or appropriate for the Conduct of the Business, in all cases within the foregoing clauses (i) through (iii), excluding such assets that are not in the aggregate material. Without limiting the foregoing, the Company has good and marketable title to all Owned Intellectual Property, and a legal, valid, and binding leasehold interest in or license to use all all Leased Real Property and Licensed Intellectual Property, in each case free and clear of all Liens (other than Permitted Liens).
(l)    Condition and Possession of Personal Tangible Assets. All personal tangible assets owned by or leased to the Company are in good operating condition and repair, are free from defect (patent or latent), and are adequate for their use in the Conduct of the Business, in each case except for (i) damage and defects that are not in the aggregate material, and (ii) ordinary wear and tear. All personal tangible assets used in the Conduct of the Business are under the possession and control of the Company, except for such assets as are in-transit, out for routine maintenance or repair, or in the warehouses and other locations set forth on Schedule 4(l), or that not in the aggregate Material.
(m)    Real Property.
(i)    The Company does not have, and has never had, any Owned Real Property.
(ii)    The Company does not have, and has never had, any Leased Real Property.
(iii)    Except as set forth on Schedule 4(m), the Compnay does not use, operate, occupy or have an option or right to acquire any real estate (including the use of any co-working space).
(n)    Intellectual Property. Schedule 4(n)(i) sets forth a complete and correct list, as of the date hereof (including application number, registration number or equivalent identifying information, where applicable, and jurisdiction) of all Trademarks and Domain Names which are registered by, or with respect to which applications for registrations have been submitted to, a Government Authority or other organization or entity having authority over the issuance and maintenance thereof (collectively “Issuing Authority”), in the name of, or which have been assigned of record to, the Company (collectively “Registered Intellectual Property”). The Company does not have any Patents or Copyrights which are registered by, or with respect to which applications for registrations have been submitted to any Issuing Authority. With respect to the Registered Intellectual Property, the Company is listed in the records of the appropriate Issuing Authority as the sole current owner of, or registrant with respect to, each application or registration of such Registered Intellectual Property. No filing with nor payment to any Issuing Authority is due within ninety (90) days of the date hereof. The Company is currently in compliance in all material respects with all legal, regulatory, administrative or contractual requirements of the Issuing Authority with respect to each such registration or application.
(i)    With respect to the Trademarks listed or required to be listed on such Schedule 4(n)(i), (collectively “Registered Trademarks”), each application therefor, affidavit of use relating thereto, and registration thereof, was true and accurate in all material respects when filed or issued, as applicable. Each of the Registered Trademarks has been and continues to be used in the country in which such Trademark is registered on all of the goods or in connection with all of the services identified in the applicable registration (or application).
(ii)    Schedule 4(n)(iii) sets forth a true and complete list of all (1) Material unregistered Trademarks and (2) Material Unregistered Copyrights in each case used or held for use by the Company in the Business, provided that this clause (ii) shall not include or apply to any such asset constituting Licensed Intellectual Property.
(iii)    All Company Intellectual Property is valid and enforceable and all right, title and interest therein is owned by the Company free and clear of all liens, claims, encumbrances or adverse interests. The Company has not taken any action (or failed to take any action), conducted its Business, or used or enforced any of the Company Intellectual Property constituting Trademarks, or failed to use or enforce any such Trademarks, in each case in a manner that would result in (i) the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of such Trademarks, and (ii) a Material Adverse Effect; and the Company has taken all steps to protect the Company’s rights in and to each of such Trademarks that are reasonable under the circumstances.
(iv)    The Company has used Licensed Intellectual Property solely pursuant to one or more agreements or instruments, each of which is identified in Schedule 4(n)(v) (each an “Inbound Intellectual Property License”).
(v)     Schedule 4(n)(vi) contains a complete and accurate list of all licenses, sublicenses, agreements and other rights granted by the Company to any third party with respect to any Company Intellectual Property (“Outbound Intellectual Property License” and, collectively with Inbound Intellectual Property Licenses, “Intellectual Property Licenses”). Other than rights in Company Intellectual Property arising under an Intellectual Property License disclosed in Schedule 4(n)(vi), to the Knowledge of the Company, no Person has any rights in or to any Company Intellectual Property, including through grant of any option, license, assignment or agreement of any kind.
(vi)    All Outbound Intellectual Property Licenses and, to the Company’s Knowledge, all Inbound Intellectual Property Licenses, are valid and enforceable, and until and following the Closing, will remain, in full force and effect, and the Company has performed in all material respects all obligations imposed upon it under the Intellectual Property Licenses. The Company is not, and, to the Company’s Knowledge, no other party thereto, is in breach of or default of any Intellectual Property License that would have a Material Adverse Effect nor, to the Company’s Knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder and would have a Material Adverse Effect, and there are no written notices of any disputes or disagreements with respect to any Intellectual Property Licenses.
(vii)    The rights of the Company in and to the Business Intellectual Property are sufficient to permit the Company to operate its Business after the Closing in all material respects substantially as operated immediately prior to the Closing. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not impair any right of the Company in or to any Business Intellectual Property in existence immediately prior thereto.
(viii)    Since the date that is three (3) years prior to the date hereof, no third party has infringed, misappropriated, or otherwise violated any Company Intellectual Property in a manner that would have a Material Adverse Effect. The Company has the right to bring actions against any Person that is infringing any Company Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to the Company Intellectual Property.
(ix)    The Company has taken reasonable steps to maintain the confidentiality of all Trade Secrets included within the definition of Company Intellectual Property, including the adoption and implementation of physical, administrative and electronic security measures and controls over physical and electronic assets. To the Company’s Knowledge, there has been no misappropriation of any such Trade Secrets by any Person, and no such Trade Secrets have been used by, disclosed to or discovered by any Person, except pursuant to valid and appropriate non-disclosure, assignment and/or license agreements that have not been breached, that would have a Material Adverse Effect. The Company either owns or has adequate rights under an Inbound Intellectual Property License to use in its Business all Trade Secrets relating to all of its existing and currently planned products and services.
(x)    Each present or past employee, officer, consultant or any other Person who is an inventor, author, contributor to, or creator of any Company Intellectual Property or portion thereof (i) is subject to a confidentiality obligations to Company, and (ii) conveys ownership of all Intellectual Property developed by such Person within the scope of such Person’s employment or engagement with the Company pursuant to a written agreement or applicable Laws.
(xi)    To the Company’s Knowledge, no employee or consultant of the Company is in violation of such agreement, nor of any similar agreement with any other Person. The Company has made available to the Buyer complete and correct copies of all such agreements.
(xii)    The conduct of its Business as currently conducted and the use of the Business Intellectual Property do not infringe, misappropriate or otherwise violate or dilute the Intellectual Property of any other Person or any rights of publicity, privacy, or commercial exploitation of such Person’s identity, nor within the previous three (3) years have infringed, misappropriated or otherwise violated or diluted, any Intellectual Property of any other Person or any rights of publicity, privacy, or commercial exploitation of such Person’s identity. To the Company’s Knowledge, no claims are pending or threatened, against the Company thereof by any Person, nor, within the previous three (3) years has any claim been asserted against the Company in any action or proceeding: (i) with respect to the ownership, validity, enforceability, effectiveness or use in its Business of any Company Intellectual Property, (ii) contesting the right of the Company to use any of its products, processes or services currently or previously used by the Company, or (iii) alleging infringement, misappropriation or violation of the Intellectual Property rights of any other Person. There is no pending, or, to the Company’s Knowledge, threatened, opposition, interference or cancellation proceeding before any governmental entity in any jurisdiction against any registrations or applications relating to the Company Intellectual Property that would have a Material Adverse Effect. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any third party Intellectual Property.
(xiii)    No Company Intellectual Property that consists, in whole or in part, of Computer Software (“Company Owned Software”) contains: (i) any Disabling Devices; or (ii) any Material errors or defects (other than those errors or defects that were timely remedied and which did not, individually or in the aggregate, cause Company or any licensee thereof to suffer any Material Adverse Effect), and do not have any Material recurring malfunctions; and (iii) any Strong Open Source Materials.
(xiv)    The Company possesses a current, accurate and complete copy of the source code to all of Company Owned Software. No other Person has a copy of any Company Owned Software or any portion thereof. The Company has stored all Company Owned Software in accordance with adequate protocols and procedures designed to protect it from disclosure to unauthorized Persons, including maintaining a secure source code repository, and pursuant to adequate procedures for tracking access to, development and use of Company Owned Software by its own personnel and any other Person. The Company has not expressly authorized any Person to reverse engineer, disassemble, decompile or to take any other action that would allow such Person to discern or create source code of Company Owned Software
Neither this Agreement, nor the transactions contemplated hereby will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any source code for any Company Owned Software, or (ii) the Company granting to any third party any right, title or interest to or with respect to any Company Owned Software.
(o)    Privacy; Data Security.
(i)    The Company is in compliance in all Material respects with all applicable Privacy Laws, Privacy Policies and Privacy Contracts, and has collected, processed, stored, maintained, transferred, disclosed, secured, shared, or otherwise used Personal Information in compliance in all material respects with all applicable Privacy Laws, Privacy Policies and Privacy Contracts. There has been no notice to, complaint against, or Action (or, to the Company’s Knowledge, investigation) commenced against the Company by any Person (including any Governmental Authority) related to the collection, use, storage, distribution, transfer, or disclosure of, or unauthorized access to, Personal Information.
(ii)    The Company has complete and accurate records of all Persons who have notified the Company of such Person’s election not to receive any electronic communications or solicitations (“Opt-out Notifications”) from or on behalf of the Company. The Company has complied with all such Opt-out Notifications.
(iii)    To the Company’s Knowledge, the execution, delivery, or performance of this Agreement and consummation of transactions contemplated hereby will not violate any applicable Privacy Laws, Privacy Policies or Privacy Contracts or result in or give rise to any right of termination or other right to impair or limit Buyer’s rights to own or use any Personal Information used in or necessary for the conduct of the Business as presently conducted. Each Privacy Policy, and all materials distributed or marketed by the Company have at all times made all disclosures to employees, users, customers, prospective customers, and other applicable parties as the case may be, required by applicable Laws and none of such disclosures made or contained in any such materials have been inaccurate, misleading, or deceptive or in violation of any applicable Laws.
(iv)    There has been no notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Company by any Person (including any Governmental Authority) related to the collection, processing, use, storage, distribution, transfer, or disclosure of Personal Information (each such event, an “Information Incident”) that would have a Material Adverse Effect. To the Company’s Knowledge: (i) no Information Incident has been overtly threatened, including the receipt of a demand for payment at the risk of losing access to data, and (ii) no event has occurred or circumstance exists that would have a Material Adverse Effect.
(v)    The Company is, and for the past five (5) years has been, in compliance with applicable PCI Requirements.
(p)    Information Technology.
(i)    All Computer Software, databases, compilations, Computer Hardware, microprocessors, networks, firmware and other information technology and communications equipment used in connection with the operations of the Business as presently conducted (collectively, the “Information Technology”) is either owned by, or leased or licensed to, the Company. All of the Information Technology owned by the Company is held by the Company as the sole, legal and beneficial owner and is held free and clear of Liens other than Permitted Liens.
(ii)    To the Company’s Knowledge, the Material Computer Hardware owned by the Company or used in the Business have not suffered any Material malfunction that that would have a Material Adverse Effect.
(iii)    To the Company’s Knowledge, no Computer Software that is used by the Company pursuant to Inbound Intellectual Property Licenses contains any recurring malfunctions that would have a Material Adverse Effect.
(iv)    The Company has in place and maintains in effect business continuity plans, procedures and facilities appropriate for the nature of the risks associated with its Business. The Company also has in place and implements reasonable redundancy and disaster recovery plans and procedures designed to restore the Company’s information and data processing services in the event of a disaster. All such plans have been periodically tested and no such test has revealed any material deviation or flaws in such plans, except for such deviation or flaws that have been remedied.
(v)    The Company has in place, maintains, and complies with anti-virus and malware protection, and administrative, physical and technical security measures and safeguards, consistent with industry best practices, that are designed to protect Business data and Personal Information it receives against illegal or unauthorized access or use by its personnel or third parties (collectively, the “Security Measures”). Except as set forth in Schedule 4(p)(v), to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of Personal Information collected or received by the Company.
(q)    Tax Matters.
(i)    The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns are complete and correct in all respects. Except as reflected on the Estimated Balance Sheet, all Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
(ii)    Except as reflected on the Estimated Balance Sheet, the Company has (A) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third-party, and (B) materially complied with all filings required with respect thereto, including IRS Forms W-2 and 1099.
(iii)    Except as reflected on the Estimated Balance Sheet, no dispute or claim concerning any Tax Liability of the Company or its assets or operations has been claimed, threatened, or raised by any authority in writing. Schedule 4(q)(iii) sets forth all jurisdictions in which federal, state, local, and foreign Tax Returns are filed with respect to the Company and indicates those Tax Returns that have been audited or that are currently the subject of audit. The Company has made available to the Buyer complete and correct copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for periods with respect to which the relevant statue of limitations has not yet expired.
(iv)    There are no powers of attorney currently outstanding with respect to any Tax matter relating to the Company or its assets or operations.
(v)     The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(vi)    Except as reflected on the Estimated Balance Sheet, the Company is not required to include any item in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) (or pay a Tax) ending after the Closing Date as a result of (A) any adjustment pursuant to Code §481(a) by reason of a change in accounting method (and the Company does not have an application pending with the IRS or any other Tax authority requesting permission for any change in accounting method); (B) any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (C) any installment sale or open transaction disposition made on or prior to the Closing Date; (D) any prepaid amount received on or prior to the Closing Date; (E) an election under Code §108(i) (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) made or existing on or prior to the Closing Date; (F) the use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date; or (G) Code §951, §951A or §965 (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date.
(vii)    The Company (A) is not a party to any Tax allocation or Tax sharing agreement and does not have an obligation to make a payment under such an agreement; and (B) has not been a member of an affiliated group within the meaning of Code §1504 (or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated, combined, or unitary Tax Return.
(viii)    Schedule 4(q)(viii) sets forth all closing agreements, Tax rulings, offer in compromise, gain recognition agreement, or other agreement in respect of Taxes with any Governmental Authority requested or received from any Governmental Authority with respect to the Company.
(ix)    The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Most Recent Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Most Recent Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as such term is used in GAAP, outside the Ordinary Course of Business.
(x)    The Company (A) has not been the distributing corporation or controlled corporation with respect to a transaction described in Code §§355 or 361; (B) does not have a permanent establishment or office or fixed place of business outside the United States; and (C) does not have an overall foreign loss described in Code §904(f).
(xi)    The Company (A) has not participated in a Tax shelter or listed transaction within the meaning of Treasury Regulations §1.6011-4(c); and (B) is not and has not been party to any “reportable transactions” as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b), and is not and has not been subject to any penalty under Code §6707A, in any case, for a taxable year for which the applicable statue of limitations has not yet expired.
(r)    Labor Matters.
(i)    Schedule 4(r)(i)(A) sets forth a list of each employee and independent contractor of the Company, and each such individual’s name, date of hire or appointment, title or position (including whether full- or part-time), Fair Labor Standards Act designation, accrued and unused vacation, fringe benefits, immigration status, and a detailed description of each such individual’s compensation, including current base salary or wages rates, commissions, bonus opportunities, severance obligations, notice rights, and deferred compensation (each, a “Business Employee”). Schedule 4(r)(i)(A) also lists each Business Employee who is on inactive status, including lay-off, approved or unpaid leaves of absence or salary continuation, long-term or short-term disability leave, pregnancy and parental leave, or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment or engagement for such individual, the reason for such absence, and the expected return date of such individual. Except as set forth on Schedule 4(r)(i)(B), no Business Employee provides services in a jurisdiction other than the United States.
(ii)    To the Knowledge of the Company, no employee of the Company is obligated under any Contract (including any license, covenant, or commitment of any nature), or is subject to any Order, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Conduct of the Business. The Company is not party or subject to, or currently negotiating, any collective bargaining agreement, and there are no labor unions or other organizations representing, claiming to represent, or attempting to represent any employee employed by the Company. Within the three (3) years prior to the date hereof, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employee employed by the Company and, to the Knowledge of the Company, no event has occurred or circumstance exists that would serve as a reasonable basis for the commencement of, or that would reasonably be expected to give rise to, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity that would cause a Material Adverse Effect. There are no employment disputes currently subject to any grievance procedure, arbitration, litigation or other proceeding. There are no pending or, to the Knowledge of the Company, threatened filings of any unfair labor practice charges or certification petitions regarding representation of employees at the National Labor Relations Board or other similar agencies.
(iii)    The Company has complied in all material respects with all applicable Laws relating to the employment or termination of employment of employees and the employment of labor, including provisions thereof relating to immigration and citizenship (including completion and processing of Forms I-9 for all employees in accordance with applicable Laws), wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, civil rights, collective bargaining, the Fair Labor Standards Act, the WARN Act, occupational health and safety, workers’ compensation, unemployment, and the payment of social security and other taxes.
(iv)    All directors, managers, officers, employees, independent contractors, and other service providers of the Company are terminable at will by the Company upon not more than thirty (30) days’ notice and without material cost or penalty to the Company. There is no officer, executive, key employee, or key group of employees of the Company who has indicated in writing an intention to terminate his, her, or their employment with the Company, and to the Knowledge of the Company, no officer, executive, key employee or key group of employees has any plans to terminate such employment. The Company has not, since the date that is three (3) years prior to the date hereof, effectuated a “plant closing” or “mass lay-off” (in each case as defined in the WARN Act), in either case affecting any site of employment or facility of the Company.
(v)    Except as set forth on Schedule 4(r)(v), with respect to each Business Employee that provides services to the Company, either directly or indirectly, that is characterized by the Company as an individual independent contractor or service provider (each, an “Independent Contractor”), such Independent Contractor is party to a written agreement with the Company or, in the case of indirect Independent Contractors, with such Person that makes the services of such Independent Contractor available to the Company, as applicable, in substantially the form of such agreements as have been provided to Buyer. In addition, such Contracts constitute bona fide agreements whereby all Independent Contractors are independent contractors to, and are not employees of, the Company. There are no disputes, claims, charges or allegations pending or, to the Knowledge of the Company, threatened at law or in equity before any Governmental Authority that challenge (A) the Company’s compliance under any applicable Law, (B) the independent contractor nature of such contracts or any Independent Contractor’s work status, or (C) other understandings or arrangements with Independent Contractors of any nature whatsoever. Each Independent Contractor is and has been properly characterized as an independent contractor based on the applicable standards under applicable Law, and the Company is not required to pay or withhold employment or income Taxes in respect of any amounts paid to any Independent Contractor, or to permit such Independent Contractor to participate in any Employee Plan or receive any benefits or remuneration under any Employee Plan in respect of such non-employee service, in either case as would be adverse to the operation of the Business. Except as set forth on Schedule 4(r)(v), no Independent Contractor or group of Independent Contractors has indicated an intention to cease providing services to the Seller and, to the Knowledge of Seller, no Independent Contractor or group of Independent Contractors has any plans to cease providing services to the Seller, in either case as would be adverse to the operation of the Business.
(vi)    Within the three (3) years prior to the date hereof, no allegation of sexual harassment or sexual misconduct has been brought or threatened against (A) any current or former director, manager, or officer of the Company, or (B) any current or former employee or independent contractor of the Company who, directly or indirectly, supervises or has managerial oversight over (or supervised or had managerial oversight over) any other current or former employees or independent contractors of the Company and, to the Knowledge of the Company, no event has occurred or circumstance exists that would serve as a reasonable basis for any such allegation of sexual harassment or sexual misconduct. Within the six (6) years prior to the date hereof, the Company has not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company.
(s)    Employee Benefits.
(i)    Schedule 4(s)(i) sets forth a complete and correct list of each Employee Plan. With respect to each Employee Plan, the Company has made available to the Buyer complete and correct copies of: (A) such Employee Plan, if written, or a description of such Employee Plan, if not written; and (B) to the extent applicable to such Employee Plan, (I) all trust agreements, insurance contracts, or other funding arrangements, (II) the three (3) most recent Form 5500 (including all schedules thereto) required to have been filed with the IRS or the Department of Labor and all schedules thereto, (III) the most recent IRS determination, advisory, or opinion letter, (IV) all current employee handbooks or manuals, (V) all current summary plan descriptions, (VI) all material communications received from or sent to the IRS or the Department of Labor (including a written description of any oral communication) within the last calendar year, and (VII) all amendments and modifications to any such document.
(ii)    Each Employee Plan has been operated and administered in material compliance with its terms and has been established, operated, and administered in material compliance with applicable Laws, including ERISA and the Code. All contributions (including all employer contributions and employee salary reduction contributions) and premiums required to have been paid to any Employee Plan under the terms of such Employee Plan (or its related trust, insurance contract or other funding arrangement) or pursuant to any Law have in all material respects been made within the time periods prescribed by such Employee Plan or Law, and all such contributions and premiums or other payments required to be made or paid for all periods ending on or before the Closing Date have in all material respects been or will be, as the case may be, paid or accrued with respect to each Employee Plan. There is no material Action pending or, to the Knowledge of the Company, threatened against any Employee Plan or the assets of any Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to the commencement of any such material Action.
(iii)    Except as set forth on Schedule 4(s)(iii), no Employee Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States.
(iv)    Each Employee Plan intended to be qualified under §401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination, advisory, or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under §501(a) of the Code and, to the Knowledge of the Company, nothing has occurred since the date of such determination, advisory, or opinion letter that could adversely affect such qualification or tax-exempt status.
(v)    No Employee Plan is, or has been within the six (6) years prior to the date hereof, (A) a “multiple employer plan” for purposes of §§4063, 4064, or 4066 of ERISA, (B) a “multiemployer plan” within the meaning of §§3(37) or 4001(a)(3) of ERISA, (C) subject to §§412 or 302 of the Code or Title IV of ERISA, (D) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA, (E) “voluntary employees’ beneficiary association” (as defined in §501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits, or (F) a welfare benefit plan that is self-insured. Neither the Company nor any ERISA Affiliate has incurred any material Liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company would reasonably be expected to be liable, and no condition exists that would reasonably be expected to subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, or other Liability imposed by ERISA, the Code, or other applicable Law. No assets of the Company are subject to any Lien under ERISA or the Code. There has been no prohibited transaction described in §406 of ERISA or §4975 of the Code for which an exemption is not available with respect to any Employee Plan. To the Knowledge of the Company, no fiduciary, as described in §3(21) of ERISA, of any Employee Plan has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.
(vi)    The Company does not maintain, sponsor, contribute or have any obligation to contribute to, or have any Liability with respect to, and would not reasonably be expected to have any Liability with respect to, any Employee Plan providing health or life insurance or other welfare-type benefits for former, current, or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than as mandated by the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and §4980B of the Code, and of any similar state Law.
(vii)    The Company (i) has complied, in all material respects, with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder, (ii) has no, and has had no, Liability for a penalty or assessable payment under §4980H of the Code and does not reasonably expect to, have any Liability for such a penalty or assessable payment, (iii) has timely and accurately filed and distributed Forms 1094-C and 1095-C in accordance with the requirements of §§6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder, and (iv) for each month through the date hereof, has properly identified each employee who is a “full-time employee”, as defined in §4980H of the Code and the regulations and related guidance promulgated thereto.
(viii)    The Company does not have, and would not reasonably be expected to have, any material Liability for Taxes under §§4975 through 4980 or §§4980B through 4980H of the Code.
(ix)    The consummation of the Transaction (either alone or in combination with another event) will not (A) entitle any current or former director, manager, officer, employee, or consultant of the Company to severance pay, change in control payments, or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual, (C) require any contributions or payments to fund any obligations under any Employee Plan, or cause the Company to transfer or set aside any assets to fund any Employee Plan, (D) limit or restrict the right to amend, terminate, or transfer the assets of, any Employee Plan, or (E) result in any prohibited transaction described in §406 of ERISA or §4975 of the Code for which an exemption is not available. The consummation of the Transaction (either alone or in combination with another event) will not give rise to any payment (or acceleration of vesting of any amount or benefit) that will be an “excess parachute payment” as defined in §280G of the Code.
(x)     Neither the Company, nor any current or former director, manager, officer, employee or service provider thereof, has incurred any material Liability (including as a result of any indemnification obligation) arising out of or related to §409A of the Code, and no event has occurred or circumstance exists that would reasonably be expected to give rise to any such material Liability. The Company is not a party to, nor otherwise obligated under, any Contract, agreement, plan, or arrangement that provides for the gross-up of Taxes imposed by §§409A(a)(1)(B) or 4999 of the Code.
(xi)    The Company does not have any legally binding plan or commitment to create any additional Employee Plan or to modify or change any existing Employee Plan that would be reasonably expected to result in material Liability to the Company, except as may be required by applicable Law.
(t)    Suppliers.
(i)    Schedule 4(t)(i) sets forth a complete and correct list of the names of the ten (10) largest suppliers and/or vendors (with Affiliated supplier and/or vendor groups being aggregated as one supplier or vendor for such purpose) based on purchases (including their respective purchase amounts and percentages of total purchases for the applicable period), of the Company, in each case in each of the two most recently completed full fiscal years (each supplier or vendor that is (or should be) set forth on Schedule 4(t)(i), a “Material Supplier”).
(ii)    No Material Supplier has materially reduced or otherwise materially adversely modified the business it has conducted with the Company from the volume of business set forth on Schedule 4(t)(i) or provided written notice threatening or stating its intention to do so or to terminate its relationship with the Company (whether or not arising as a result of the contemplated Transaction). There are no existing disputes between the Company and any Material Supplier. To the Knowledge of the Company, no Material Supplier is contemplating or threatened with any bankruptcy, insolvency, or similar proceeding.
(u)    Insurance.
(i)    Schedule 4(u)(i) sets forth, with respect to each insurance policy issued to the Company, or to which the Company or any director, manager, officer, or employee thereof is a named insured or otherwise the beneficiary of coverage: (A) the type of policy; (B) the name of the insurer, policyholder, and each covered insured; (C) the name and address of the agent; and (D) the policy number, premiums, deductibles, limits, and period of coverage thereunder. The Company does not participate in any self-insurance or co-insurance programs.
(ii)    With respect to each such insurance policy: (A) such policy is legal, valid, binding, enforceable, and in full force and effect; (B) the Company is not in breach of or default under such policy, with or without the lapse of time or the giving of notice or both, which breach or default would permit acceleration, material modification, termination, or material denial of coverage under such policy; and (C) the Company has not received written notice from the insurer threatening or stating its intention to materially increase the premiums under, repudiate any material provision of, otherwise materially adversely modify, or terminate, such policy.
(v)    Related Party Transactions. Except as set forth on Schedule 4(v)(1), since the date that is two (2) years prior to the date hereof, no (x) Seller, or (y) current or former Related Party of the Company or any Seller, has done any of the following (or has been a partner, joint venturer, director, manager, trustee, officer, employee, independent contractor, agent or equityholder (excluding de minimis holdings in publicly traded companies) of any Person that has done any of the following), in each case whether directly or indirectly:
(i)    been party to any Contract, transaction, or other relationship with the Company, other than the Sellers’ receipt of dividends and distributions in cash;
(ii)    owned, or held any leasehold interest in or license to, any assets that are material to the Conduct of the Business; or
(iii)    participated or engaged in any business or enterprise that is or was competitive with the Business.
Except as set forth on Schedule 4(v)(2), each Contract, transaction, or other relationship that is or should be set forth on Schedule 4(v)(1)(i) has been made on an arm’s-length basis on terms no less favorable to the Company than those that would have been obtained with a Person that is/was not a Seller or Related Party.
(w)    Service Liability and Warranties.
(i)    Since the date that is three (3) years prior to the date hereof, the Company has not incurred any Liabilities or received written notice of any claims, in all cases for amounts in excess of $25,000 in the aggregate (whether or not currently outstanding), arising from any actual or alleged breach of, or failure to meet, any express or implied warranty (including any warranty of merchantability or fitness), other Contractual commitment, any applicable standard, any applicable Law, or any specification of any Governmental Authority, in each case relating to any services that have been provided by the Company (“Company Service”). No such Liabilities or claims are currently outstanding, and no event has occurred or circumstance exists that would reasonably be expected to give rise to any such Liabilities, or that would serve as a reasonable basis for the commencement of any such claims. Since the date that is three (3) years prior to the date hereof, all Company Services have been sold in conformity with all express (and to the Knowledge of the Company, implied) warranties (including any warranty of merchantability or fitness) and other Contractual commitments.
(ii)    Attached hereto as Schedule 4(w)(ii) are complete and correct copies of the warranty terms, if any, applicable to all Company Services. The Company has not issued or granted any warranty, guaranty, indemnity, or right of return with respect to any Company Service that deviates in any material respect from the warranty terms attached hereto as Schedule 4(w)(ii).
(x)    Accounts Receivable. The outstanding accounts receivable set forth on the Most Recent Balance Sheet (excluding any such accounts receivable received, cancelled, waived, released, or written off as uncollectible since the Most Recent Balance Sheet Date and in each case disclosed, if so required, on Schedule 4(g)) (i) represent valid obligations arising from bona fide sales actually made, or services actually performed, in the Ordinary Course of Business on an arm’s-length basis (which obligations, to the Knowledge of the Company, are valid and enforceable against the account debtor), (ii) are collectible in full in the Ordinary Course of Business, and (iii) are not subject to any reductions, rebates, claims, defenses, or offsets, in each case within the foregoing clauses (ii) and (iii), subject to any reserve for bad debts identified on the Most Recent Balance Sheet.
(y)    Full Disclosure. The Company has made available to the Buyer a complete and correct copy of each of the Contracts, plans, insurance policies, and other documents set forth or referenced (or required to be set forth or referenced) on the Disclosure Schedules and all amendments, supplements, or other modifications thereto. Each description of any such Contract, plan, insurance policy, or other document on the Disclosure Schedules includes all such amendments, supplements, or other modifications thereto.
5.    Covenants.
(a)    Further Assurances. From and after the Closing, each Party shall, and shall cause its Affiliates and Representatives to, take such further actions and execute and deliver such further documents (in form and substance reasonably satisfactory to such Party) as may be reasonably requested by any other Party to carry out the purposes of this Agreement or any Ancillary Agreement, at the sole cost and expense of the requesting Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to the terms hereof). Without limiting the foregoing, from and after the Closing, the Sellers’ Representative and each Seller shall, at its sole cost and expense, use its reasonable best efforts to assist the Company in obtaining or otherwise satisfying all Consents set forth on Schedule 4(c)(iii), including by paying any reasonable costs of, or reasonable consideration to, any third party in order to obtain or otherwise satisfy such Consents.
(b)    Litigation Support. From and after the Closing, in the event and for so long as any Party or Affiliate thereof is contesting or defending any Action relating to either (i) a fact, event, or condition in existence or occurring at or prior to the Closing involving the Company, or (ii) the Transaction (in each case within the foregoing clauses (i) and (ii), other than any Action between any of the Buyer, the Company, and/or any of their Affiliates, on the one hand, and the Sellers’ Representative, any Seller, and/or any of their Affiliates, on the other hand), each other Party shall, and shall cause its Affiliates and Representatives to, cooperate with such contesting or defending Party or Affiliate thereof and its counsel in such defense or contest, including by making available its personnel and providing such testimony and access to its books and records as shall be reasonably necessary or advisable in connection with such contest or defense, in each case at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to the terms hereof).
(c)    Preservation of Books and Records. From and after the Closing through the expiration of the Preservation Period, the Company shall (i) neither dispose of nor destroy any material portion of its insurance, financial reporting, accounting, or Tax books and records that existed prior to the Closing relating to periods prior to the Closing without first providing the Sellers’ Representative at least sixty (60) days’ advance written notice offering to turn possession thereof over to the Sellers’ Representative, and (ii) provide the Sellers’ Representative and its Affiliates and Representatives (including legal counsel and accountants) with reasonable access (including the right to make copies) to any portion of such books or records relating to periods prior to the Closing (in each case at the sole cost and expense of the Sellers’ Representative (on behalf of the Sellers)), during normal business hours, upon reasonable notice, and otherwise in a manner so as to not unduly disrupt the business of the Company, provided that (A) such Tax books and records may be accessed and used by the Sellers’ Representative and its Affiliates and Representatives (including legal counsel and accountants) solely for purposes of (I) the preparation and filing of any Tax return and/or the defense of any Tax claim or assessment, and (II) the exercise by any Party of its rights hereunder or under an Ancillary Agreement and (B) the foregoing clauses (i) and (ii) shall not apply to any portion of any books and records the disclosure of which could, in the reasonable judgment of the Company (or its legal counsel), result in the violation of any applicable Law or confidentiality obligation or the loss of any attorney-client privilege, work-product doctrine, or other applicable legal privilege. “Preservation Period” means, with respect to such Tax books and records, the seventh (7th)-year anniversary of the Closing Date, and with respect to all other such books and records, the third (3rd)-year anniversary of the Closing Date, in each case, or such longer period as is required by applicable Law.
(d)    Confidentiality.
(i)    Effective automatically upon the Closing, the Confidentiality Agreement and all obligations thereunder shall terminate and be of no further force or effect. From and after the Closing, the Sellers’ Representative and each Seller shall, and shall cause its Affiliates and Representatives to, neither disclose nor use any Confidential Information, except, (I) with respect to disclosure, to the extent such disclosure is otherwise required of any such Person (in the written opinion of legal counsel to such Person) by Order of any Governmental Authority or otherwise under applicable Law, in which case such Person shall provide the Buyer with written notice promptly upon receipt of such Order or otherwise upon becoming aware of such obligation under applicable Law (and in any event, in advance of making such disclosure), and shall cooperate with the Buyer’s reasonable requests to seek a waiver or protective order or such other reasonable requests regarding the timing, scope, and/or manner of such disclosure, in each case to the extent permitted by applicable Law and (II) the exercise by any Party of its rights hereunder or under an Ancillary Agreement. “Confidential Information” means all information relating to (i) the Company, the Buyer, any of their Affiliates, or the Business, and/or (ii) the discussions and negotiations preceding, and the terms of, this Agreement and each Ancillary Agreement, but excluding, in each case within the foregoing clauses (i) and (ii), any information that is then generally available to the public other than as a result of a violation of this Section 5(d).
(ii)    Effective automatically upon an Event of Default under the Note, the Buyer shall, and shall cause its Affiliates and Representatives to, neither disclose nor use any Company Confidential Information, except, (I) with respect to disclosure, to the extent such disclosure is otherwise required of any such Person (in the written opinion of legal counsel to such Person) by Order of any Governmental Authority or otherwise under applicable Law, in which case such Person shall provide the Buyer with written notice promptly upon receipt of such Order or otherwise upon becoming aware of such obligation under applicable Law (and in any event, in advance of making such disclosure), and shall cooperate with the Sellers’ and/or the Company’s reasonable requests to seek a waiver or protective order or such other reasonable requests regarding the timing, scope, and/or manner of such disclosure, in each case to the extent permitted by applicable Law and (II) the exercise by any Party of its rights hereunder or under an Ancillary Agreement. “Company Confidential Information” means all information relating to (i) the Company, any of its Affiliates, or the Business, and/or (ii) the discussions and negotiations preceding, and the terms of, this Agreement and each Ancillary Agreement, but excluding, in each case within the foregoing clauses (i) and (ii), any information that is then generally available to the public other than as a result of a violation of this Section 5(d)(ii).
(e)    Tax Matters.
(i)    Tax Return Filing. The Company shall prepare and timely file all Tax Returns of the Company for any Taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”) and all taxable periods ending on or before the Closing Date (a “Past Period”) and shall pay and discharge all Taxes shown to be due on such Tax Returns, subject to the rights of the Buyer Indemnified Parties under Section 7(b). The Company shall cause a copy of any Tax Return that is required to be filed by it under this clause (i), together with all relevant workpapers and other information (to the extent such Tax Return, workpapers, and other information relate to the Company), to be made available to the Sellers’ Representative for review and comment (such comments to be considered by the Company in good faith) no later than twenty (20) Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions). Notwithstanding anything to the contrary set forth in this Agreement, following the Closing, none of the Sellers or the Sellers’ Representative shall file, or permit the Company to file, any amended Tax Return relating to the Company (or otherwise change such Tax Returns or make or change an election) with respect to Past Periods ending on or prior to the Closing Date, without the prior written consent of the Buyer.
(ii)    Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company for the Straddle Period shall be determined based upon a hypothetical closing of the Taxable year on such Closing Date, with the Closing Date being included in the pre-Closing portion of such Straddle Period, provided that real and personal property and similar Taxes (which are not based on income, gains or sales) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.
(iii)    Transfer Taxes. The Sellers’ Representative shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred by the Sellers in connection with the Transaction. The Sellers, jointly and severally, shall pay and discharge the amount of such Taxes.
(iv)    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns (in each case, with respect to any Past Period), at the sole cost and expense of the requesting Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to the terms hereof).
(v)    Contests.
(A)    If the Buyer or the Company receives written notice of any pending or threatened audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Taxes (each, a “Tax Contest”) that would reasonably be expected to result in Losses that are indemnifiable under this Agreement, the Buyer shall promptly notify the Sellers’ Representative. If the Sellers’ Representative or any Seller receives written notice of a Tax Contest that would reasonably be expected to result in Losses that are indemnifiable under this Agreement, such Party shall promptly notify the Buyer. In each case within this clause (v), the failure or delay in delivering such notice shall not relieve a Party of its obligations hereunder except to the extent that such Party is actually and materially prejudiced by such failure or delay.
(B)    If such Tax Contest relates solely to any Past Period, and not to the Straddle Period or any post-Closing period, the Sellers’ Representative shall have the right (but not the obligation), to be exercised within ten (10) Business Days following its receipt of the written notice of such Tax Contest by delivering written notice to the Buyer, to assume and thereafter conduct and control the defense of such Tax Contest (with counsel of the Sellers’ Representative’s choice). For so long as the Sellers’ Representative is conducting and controlling such defense, the Buyer shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense. None of the Sellers or the Sellers’ Representative shall be permitted to consent to the entry of any judgment or enter into any settlement of such Tax Context which may adversely impact the Buyer or the Company for a post-Closing period or the Tax attributes of the Company without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned, or delayed).
(C)    Unless and until the Sellers’ Representative assumes the defense of such Tax Contest, the Buyer may defend against such Tax Contest in any manner it may reasonably deem appropriate (with counsel of the Buyer’s choice), in which case the Sellers’ Representative (I) shall cooperate with the Buyer in such defense and make available to the Buyer and its Representatives all witnesses, pertinent records, materials, and information in or under the Sellers’ Representative’s possession or control relating thereto as may be reasonably requested by the Buyer, and (II) shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense. The conduct of such defense by the Buyer shall not be construed to be a waiver of the Buyer’s right to indemnification with respect to such Tax Contest.
(D)    For the avoidance of doubt, the procedures relating to any Tax Contest shall be governed by this clause (v) and not by Section 7(d)(ii).
(vi)    Disputes. In the event that a dispute arises between the Buyer, on the one hand, and the Sellers’ Representative or a Seller, on the other hand, as to the amount of Taxes or any other matter (including regarding indemnification) relating to Taxes attributable to the Company, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) calendar days thereafter, the Parties shall submit the dispute to a nationally-recognized accounting firm as is reasonably agreed to by the Sellers’ Representative and the Buyer for resolution (the “Arbitrator”), which resolution shall be final, conclusive, and binding on the Parties. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall pay half of the Arbitrator’s fees and disbursements and the Sellers’ Representative (on behalf of the Sellers shall pay half of the Arbitrator’s fees and disbursements.
(vii)    Survival. This Section 5(e) shall survive the Closing (and any claims for the breach thereof may be brought) until the expiration of the statute of limitations (as extended) with respect to the underlying matter giving rise to the applicable claim, plus thirty (30) days.
(f)    Restrictive Covenants.
(i)    Each of Sellers covenants and agrees that, during the period commencing at the Closing and continuing until the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not (and shall cause its Affiliates not to) do any of the following, or serve as a partner, joint venturer, director, manager, trustee, officer, employee, independent contractor, agent or equityholder (excluding de minimis holdings in publicly traded companies) of any Person that does any of the following, in each case whether directly or indirectly:
(A)    participate or engage in, or provide any financial or other assistance to any Person participating or engaging in, any business or enterprise that is similar to or competitive with the Business (as conducted historically and/or as of the Closing) anywhere in the United States, the United Kingdom, the European Union, Norway and Sweden (the “Restricted Territory”), provided that this clause (A) shall not apply (i) in the event that Sellers reacquire the Initial Purchased Shares from Buyer as a result of an Event of Default (as defined in the Promissory Notes) or (ii) to any Seller maintaining ownership in the Company or serving in any capacity on behalf of, or taking any action at the direction of, the Buyer or any of its Affiliates, pursuant to the Employment Agreements;
(B)    induce or entice (or attempt to induce or entice) any customer, distributor, supplier, vendor, or any other Person having a business relationship with the Company or any Affiliate of the Company that then participates or engages in the Business (as conducted as of the Closing) to terminate or adversely modify its relationship with the Company or such Affiliate;
(C)    solicit, contact, hire, engage, or enter into any other business relationship with (or attempt to do any of the foregoing) any Person who is then, or was within the twelve (12) months prior thereto, a director, manager, officer, employee, independent contractor, or agent of the Company, or induce or entice (or attempt to induce or entice) any such Person to terminate or adversely modify its relationship with the Company, provided that nothing in this clause (D) shall prohibit the publishing of general advertisements not specifically targeted to any directors, managers, officers, employees, independent contractors, or agents of the Company; or
(D)    make or endorse any disparaging, derogatory, or otherwise negative written or oral communication regarding the Business, the Buyer, the Company, or any of their respective Affiliates or Representatives.
(ii)    The Restricted Period with respect to any Seller shall be tolled during (and shall be deemed to be automatically extended by) any period during which such Seller is in violation of any provision set forth in clause (i) above.
(iii)    Each Seller agrees that the Business is unique and irreparable damage would occur, and money damages would be inadequate, if any provision of clause (i) above were not performed in accordance with its terms and that the Buyer shall be entitled to injunctive relief and specific performance of the terms of clause (i) above, in addition to any other remedy to which it is entitled at law or in equity. Each Seller irrevocably waives any requirement for the securing or posting of any bond in connection with such remedy. Each Seller further agrees that the only permitted objection that it may raise in response to any Action for equitable relief is that it contests the existence of a breach or threatened breach of clause (i) above.
(iv)    Each Seller agrees that all restrictions set forth in clause (i) above, including those relating to the duration of the Restricted Period and the scope of the Restricted Territory, are necessary and fundamental to the protection of the Company and its operation of the Business, are reasonable and valid, and constitute a material inducement for the Buyer to enter into this Agreement and each Ancillary Agreement and to consummate the Transaction. To the extent that any court of competent jurisdiction holds that the duration, scope, or area restrictions set forth in clause (i) above are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that such court shall be permitted, and this Agreement shall automatically be revised, to modify the restrictions set forth in clause (i) above to cover the maximum period, scope and area permitted by law or equity.
(g)    Remaining Shares.
(i)    On the first Business Day following the date on which the Company’s 2020 financial statements become available (which shall be no later than sixty (60) days following December 31, 2020) (the “Put/Call Exercise Date”), provided that 2020 EBITDA equals or exceeds $4,285,714.29, each of Buyer, on the one hand, and Sellers’ Representative, on the other hand, shall have the right to elect to have the Buyer purchase all, but not less than all, and have the Sellers sell all, but not less than all, of the Remaining Shares (the “Put/Call Transaction”) in consideration for an aggregate amount equal to forty percent (40%) of 2020 EBITDA multiplied by 3.5 (the “Put/Call Purchase Price”). The Put/Call Purchase Price shall be paid pro rata to each Seller based on each Seller’s respective number of Remaining Shares.
(ii)    If Buyer or Sellers’ Representative desires to exercise such right, such Party shall, on or prior to the Put/Call Exercise Date, give notice in writing to the other Parties stating such election (a “Put/Call Exercise Notice”). Buyer and the Sellers shall act in good faith and use commercially reasonable efforts to consummate the Put/Call Transaction within 20 days (the “Put/Call Period”) following the date of delivery of the Put/Call Exercise Notice, including using commercially reasonable efforts to obtain any required third party approvals as promptly as practicable and entering into a purchase agreement that provides Buyer with indemnification for the Remaining Shares. At the closing of the Put/Call Transaction, each of the Sellers shall sell, and Buyer shall purchase in cash, all of the Remaining Shares.
(iii)    From the Closing until the end of the Put/Call Period (or, if a Put/Call Exercise Notice has been delivered, the consummation of the Put/Call Transaction), neither Seller shall sell, transfer, convey or pledge any of the Remaining Shares and Buyer shall not sell, transfer, convey or pledge any of the Initial Purchased Shares (other than the pledge of such shares to the Sellers pursuant to the Promissory Notes).
(iv)    Solely in connection with and in addition to the payment of the Put/Call Purchase Price, the Sellers shall be entitled to a one-time payment equal to such Seller’s Allocable Portion of 20% of the Company’s 2020 net income multiplied by (352/365) to prorate from the date of Closing until December 31, 2020.
(h)    Use of Name and Likeness. Mikhail Mayzenberg grants the Company the right to use his image, likeness, photographs, and the name “Jack Sheldon” and any likeness associated therewith, in connection with the promotion, marketing, advertising, distribution and any other exploitation of the Business as the Company may solely determine, in perpetuity, throughout the world and in any and all media, whether now known or hereafter devised.
(i)    Employment Agreements. Promptly following the Closing, Buyer and each of the Sellers shall cooperate in good faith to execute customary employment or contractor agreements to ensure a continuity of services provided by Sellers, and to implement the intention of Buyer that Sellers shall continue working with the Company in the same manner or similar capacities as they have been working with the Company prior to the Closing; provided that the salaries shall be as set forth in Schedule 4(r)(v) (i.e., per the business plan the parties have discussed) and Sellers shall not be required to relocate their residence, shall not be required to travel an unreasonable distance to their daily office, and the agreement terms shall otherwise be customary (the “Employment Agreements”).
(a)    Predecessor Name Change. Prompty, and in any event within ten (10) Business Days following the Closing, Sellers shall take any and all actions necessary or advisable to cause the Predecssor’s name to be changed to a name that does not include of the words “Jack’s Flight Club,” “JFC” or anything confusingly similar, including the filing of (i) an amendment to its certificate of organization or analogous document with the appropriate filing office of its jurisdiction of organization, and (ii) an amendment to its registration to do business as a foreign entity or analogous document in the appropriate filing office of each jurisdiction in which it is so registered.
6.    Closing Deliverables.
(a)    Deliverables of the Sellers’ Representative, the Sellers, and the Company. At the Closing, the Sellers’ Representative, the Sellers and the Company shall deliver to the Buyer the following documents, as applicable, in form and substance reasonably satisfactory to the Buyer:
(i)    a new certificate representing all of the Initial Purchased Shares, registered in the name of Buyer (to be issued by the Company to the Buyer at Closing against delivery by the Sellers to Buyer at Closing of the original certificates representing the Shares held by each Seller prior to the Closing accompanied by duly executed stock powers in favor of the Buyer for the Initial Purchased Shares, and subsequent delivery of the same original certificates and duly executed powers to the Company for cancellation and reissue of the new certificate in the name of Buyer as aforesaid and replacement certificates in the names of the Sellers representing the remaining Shares then owned by the Sellers, all of the foregoing to take place at Closing);
(ii)    to the extent requested by the Buyer, a complete and correct payoff letter with respect to all Funded Indebtedness and Company Transaction Expenses, setting forth the amounts required to be paid to (A) satisfy all such Funded Indebtedness and Company Transaction Expenses, and (B) terminate and release any related Liens and all other obligations of the Company in favor of such Person, together with any termination statements on Form UCC-3 or other releases reasonably necessary or desirable to evidence the termination and release of any such Liens and obligations, in each case in form ready for filing (if applicable);
(iii)    to the extent requested by the Buyer, letter agreements or other documentation evidencing the termination (without any further obligation on the part of the Company) of the Contracts, transactions, and other relationships that are (or should be) set forth on Schedule 4(v)(1)(i);
(iv)    to the extent requested by the Buyer, resignations from any directors, managers, and/or officers of the Company;
(v)    (a) a certification in form and content reasonably acceptable to Purchaser, dated as of the Closing Date, signed by an officer of the Company to the effect that the shares are not “United States real property interests” within the meaning of §897 of the Code; and (b) an executed notice to the Internal Revenue Service (in each case, as contemplated by Treasury Regulations §§1.897-2(h) and 1.1445-2(c));
(vi)    a Form W-9 or other applicable tax form, duly executed by each Seller;
(vii)    a payment direction letter, duly executed by the Sellers’ Representative, setting forth the amount and wire transfer instructions with respect to each payment to be made pursuant to Section 2(b) at the Closing and authorizing the Buyer to pay (or cause to be paid) such amounts using such wire transfer instructions in lieu of making such payments to the Sellers;
(viii)    (A) a certificate of good standing or analogous status of the Company in its jurisdiction of organization and in each jurisdiction where it is or should be qualified to do business as a foreign entity, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (B) to the extent offered in such jurisduction, a Tax clearance or analogous certificate of the Company in each jurisdiction in which it conducts material business;
(ix)    a copy of the articles or certificate of incorporation of the Company, certified by the Secretary of State (or analogous office) of its jurisdiction of organization; and
(x)    a certificate of a secretary or other authorized officer of the Company certifying as to (A) its Organizational Documents, (B) the resolutions duly adopted by all requisite Persons on its behalf authorizing and approving this Agreement, each Ancillary Agreement to which it is or is proposed to be a party, and the consummation of the Transaction, and (C) an incumbency setting forth the names, titles, and signatures of Persons authorized to execute and deliver on its behalf this Agreement and each Ancillary Agreement to which it is or is proposed to be a party.
(b)    Deliverables of the Buyer. At the Closing, the Buyer shall deliver to the Sellers’ Representative and the Sellers the following documents, as applicable, in form and substance reasonably satisfactory to the Sellers’ Representative:
(i)    a counterpart of each Promissory Note duly executed by the Buyer; and
(ii)    the new certificate representing all of the Initial Purchased Shares, registered in the name of Buyer, accompanied by duly executed stock powers in blank, to be held by the Sellers, for the purpose of perfecting the security interest in the Initial Purchased Shares granted to the Sellers under ther terms of each Promissory Note.
7.    Indemnification.
(a)    Survival Periods. All representations and warranties made by the Parties in this Agreement and in any Ancillary Certificate shall survive the Closing (and any claims for the breach thereof may be brought) until the eighteen (18)-month anniversary of the Closing Date, provided that:
(i)    the Fundamental Representations (other than in Section 4(q) (Tax Matters)) shall survive the Closing (and any claims for the breach thereof may be brought) indefinitely;
(ii)    the representations and warranties contained in Section 4(q) (Tax Matters) and 4(s) (Employee Benefits) shall survive the Closing (and any claims for the breach thereof may be brought) until the expiration of the statute of limitations with respect to the underlying matter giving rise to the applicable claim, plus thirty (30) days; and
(iii)    any claims based upon fraud, criminal activity, intentional misrepresentation, or willful concealment or misconduct may be brought anytime indefinitely.
The last date on which a claim for the breach of a representation or warranty contained in this Agreement or in any Ancillary Certificate may be brought in accordance with the foregoing is referred to herein as the “Expiration Date” of such representation or warranty. Any such claim must be asserted by a written notice, setting for the specific claim and the basis therefor in reasonable detail, on or before the applicable Expiration Date, provided that, notwithstanding anything to the contrary contained in this Section 7(a), if such a written notice is given with respect to any claim, such claim shall survive until fully resolved as provided herein.
Seller Indemnities. Subject to the provisions of this Section 7, from and after the Closing:
(iv)    The Sellers, severally (pro rata in accordance with such Seller’s number of Initial Purchased Shares) but not jointly, shall indemnify each Buyer Indemnified Party from and against any Losses such Buyer Indemnified Party shall suffer resulting from (A) the breach of any representation or warranty made by the Company in this Agreement or in any Ancillary Certificate, (B) the breach of any covenant or agreement with respect to obligations to be performed by the Company at or prior to the Closing set forth in this Agreement (C) the breach of any covenant or agreement with respect to obligations to be performed by the Sellers’ Representative set forth in this Agreement, (D) any Funded Indebtedness and Company Transaction Expenses to the extent not paid at or prior to the Closing, (E) any Cash Shortfall, (F) any Pre Closing Taxes and (G) the characterization of any Business Employee as an independent contractor who should have been treated as an employee; (H) the failure of any customer list to contain bona fide names and email addresses.
(v)    Each Seller individually, and not severally or jointly, shall indemnify each Buyer Indemnified Party from and against any Losses such Buyer Indemnified Party shall suffer resulting from (A) the breach of any representation or warranty made by such Seller in Section 3(a), and (B) the breach of any covenant or agreement with respect to obligations to be performed by such Seller set forth in this Agreement.
(b)    Buyer Indemnities. Subject to the provisions of this Section 7, from and after the Closing, the Buyer shall indemnify each Seller Indemnified Party from and against any Losses such Seller Indemnified Party shall suffer resulting from (A) the breach of any representation or warranty made by the Buyer in this Agreement and Ancillary Agreements or in any Ancillary Certificate, (B) the breach of any covenant or agreement with respect to obligations to be performed by the Buyer set forth in this Agreement, and (C) the breach of any covenant or agreement with respect to obligations to be performed by the Company following the Closing set forth in this Agreement and Ancillary Agreements (other than the Promissory Notes which shall solely be governed the terms thereof).
(c)    Direct Claims; Third Party Claims.
(i)    Direct Claims. If an Indemnified Party incurs Losses for which it is entitled to indemnification under this Section 7, other than as a result of a Third Party Claim, then the Indemnified Party Representative may deliver written notice of its claim for such indemnification to the Indemnifying Party Representative describing its claim for indemnification with reasonable specificity and setting forth, to the extent known, an estimated amount of Losses. If, within thirty (30) days following its receipt of the notice described above, the Indemnifying Party Representative delivers written notice to the Indemnified Party Representative disputing the amount (or any portion thereof) of Losses claimed by such Indemnified Party or that such Indemnified Party is entitled to such indemnification and the Indemnifying Party Representative and the Indemnified Party Representative are not able to resolve such matter within such thirty (30)-day period, then the Indemnified Party Representative shall be entitled to submit such indemnification claim to any court or authority of competent jurisdiction described in Section 8(h), which claim shall be adjudicated in accordance with the limitations set forth in this Section 7. With respect to any amount (or portion thereof) of Losses claimed by such Indemnified Party that has not been disputed by the Indemnifying Party Representative within such thirty (30)-day period in accordance with the foregoing, such amount (or portion thereof) shall for all purposes under this Agreement conclusively be deemed to be indemnifiable Losses and the applicable Indemnifying Party(ies) shall be liable therefor (it being understood and agreed that, in accordance with the above, such amount (or portion thereof) may not constitute all indemnifiable Losses that may arise from the applicable matter in question).
(ii)    Third Party Claims.
(A)    If any Person which is not an Indemnified Party shall assert a claim against an Indemnified Party which claim gives rise to a claim for indemnification against an Indemnifying Party under this Section 7 (a “Third Party Claim”), then such Indemnified Party shall, within five (5) days after such non-Indemnified Party asserts such claim, deliver written notice of such Third Party Claim to the Indemnifying Party Representative (a “Third Party Claim Notice”) (provided that the failure or delay to so notify such Indemnifying Party Representative shall not relieve any Indemnifying Party of its obligations hereunder except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure or delay). Thereafter, each Indemnified Party shall deliver or cause to be delivered to such Indemnifying Party Representative, within five (5) Business Days after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the Third Party Claim.
(B)    The Indemnifying Party Representative shall have the right (but not the obligation), to be exercised within ten (10) Business Days following its receipt of the Third Party Claim Notice by delivering written notice to the Indemnified Party Representative, to assume and thereafter conduct and control the defense of such Third Party Claim (with counsel of such Indemnifying Party Representative’s choice that is reasonably satisfactory to the Indemnified Party Representative), but only if and for so long as (1) such Indemnifying Party Representative is conducting and controlling such defense diligently and in good faith, (2) if both an Indemnified Party and an Indemnifying Party are named (by impleader or otherwise) in such Third Party Claim, then there are no material legal defenses available to an Indemnified Party the assertion of which would be adverse to the interests of an Indemnifying Party, (3) such Third Party Claim does not allege fraud or criminal activity, (4) such Third Party Claim does not seek equitable remedies, and (5) such Third Party Claim does not seek monetary damages in an amount in excess of the remaining amount for which the Indemnifying Party(ies) could be liable by virtue of the limitations set forth in Section 7(f)(i)(B), Section 7(g)(B), or any other limitations on indemnification set forth herein. If such Indemnifying Party Representative assumes the defense of such Third Party Claim, then, regardless of the outcome of such Third Party Claim, the Indemnifying Party(ies) shall bear all costs and expenses incurred by the Indemnifying Party Representative in connection with such defense. For so long as such Indemnifying Party Representative is conducting and controlling such defense, (I) each Indemnified Party shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense (or at the Indemnifying Parties’ sole cost and expense if there are any conflicts of interests with respect to such defense as between any Indemnified Party and any Indemnifying Party, provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemfied Parties in connection with any Third Party Claim), and (II) each Indemnified Party shall cooperate with such Indemnifying Party Representative in such defense and make available to such Indemnifying Party Representative and its Representatives, at the Indemnifying Party’s(ies’) sole cost and expense, all witnesses, pertinent records, materials and information in or under such Indemnified Party’s possession or control relating thereto as may be reasonably requested by such Indemnifying Party Representative. The Indemnifying Party Representative shall not be permitted to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party Representative, provided that such consent shall not be unreasonably withheld unless such judgment or settlement (w) involves the admission of fraudulent or criminal wrongdoing on the part of any Indemnified Party, (x) imposes equitable relief upon any Indemnified Party, (y) imposes any monetary damages on any Indemnified Party except to the extent that the Indemnifying Parties are required under this Section 7 (after giving effect to all applicable limitations set forth herein), and have the funds available, to pay such damages in their entirety, or (z) does not contain a complete and unconditional release of each applicable Indemnified Party from all liability with respect to such Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations herein, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.(C)    Unless and until the Indemnifying Party Representative assumes the defense of any Third Party Claim as provided in Section 7(d)(ii)(B), each applicable Indemnified Party may defend against such Third Party Claim in any manner it may reasonably deem appropriate (with counsel of such Indemnified Party’s choice), in which case each Indemnifying Party shall cooperate with such Indemnified Party in such defense and make available to such Indemnified Party and its Representatives all witnesses, pertinent records, materials, and information in or under such Indemnifying Party’s possession or control relating thereto as may be reasonably requested by such Indemnified Party. The conduct of such defense by such Indemnified Party shall not be construed to be a waiver of such Indemnified Party’s right to indemnification with respect to such Third Party Claim. No Indemnified Party shall be permitted to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of such Indemnifying Party Representative.
(d)    [INTENTIONALLY OMITTED].
(e)    Limitations on Seller Indemnities. Notwithstanding anything to the contrary contained herein, no Seller shall be obligated to indemnify any Buyer Indemnified Party from or against: (i) any Losses arising under Section 7(b)(i)(A) or Section 7(b)(ii)(A) (other than Losses arising from fraud, criminal activity, intentional misrepresentation, willful concealment, or a breach of a Fundamental Representation): (A) until the Buyer Indemnified Parties shall have suffered such Losses in an aggregate amount equal to $50,000 (the “Basket Amount”), after which point the Sellers shall be obligated to indemnify each Buyer Indemnified from and against only such Losses in excess of such amount; and/or (B) to the extent that the Buyer Indemnified Parties shall have suffered (and received indemnity payments for) such Losses in an aggregate amount in excess of $2,000,000 (the “Cap Amount”); or (ii) arising under Section 7(b) arising from any matter to the extent that such matter was actually and expressly reflected in the calculation of Estimated Working Capital, Estimated Cash, Estimated Funded Indebtedness, or Estimated Company Transaction Expenses.
(f)    Limitations on Buyer Indemnities. Notwithstanding anything to the contrary contained herein, the Buyer shall not be obligated to indemnify any Seller Indemnified Party from or against any Losses arising under Section 7(c)(A) (other than Losses arising from fraud, criminal activity, intentional misrepresentation, willful concealment, or a breach of a Fundamental Representation): (A) until the Seller Indemnified Parties shall have suffered such Losses in an aggregate amount equal to the Basket Amount, after which point the Buyer shall be obligated to indemnify the Seller Indemnified Parties from and against only such Losses in excess of such amount; and/or (B) to the extent that the Seller Indemnified Parties shall have suffered (and received indemnity payments for) such Losses in an aggregate amount in excess of the Cap Amount.Mitigation; Reductions of Losses.
(i)    The Parties shall cooperate and use commercially reasonable efforts to mitigate any Losses for which an Indemnified Party is entitled to indemnification hereunder, including by using commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement; provided that provided that, notwithstanding the requirements under applicable Law, no Party shall be required to take any action that would violate any Contract or applicable Law, seek recovery from its customers, suppliers, vendors, or other material business relations, or file any lawsuit to obtain recovery from any Person or under any insurance policy. All expenses incurred by or on behalf of an Indemnified Party in connection with its efforts to mitigate Losses shall be deemed Losses.
(ii)    In calculating the amount of Losses of any Indemnified Party, there shall be a deduction for the amount of any insurance proceeds actually received by such Indemnified Party or any of its Affiliates (“Insurance Payments”). Without duplication of the foregoing, in the event that any Indemnified Party or any of its Affiliates actually receives any Insurance Payments in respect of any Losses subsequent to the receipt by such Indemnified Party of any indemnification payment hereunder in respect of such Losses, such Indemnified Party shall promptly make appropriate refunds to the appropriate Indemnifying Party in an aggregate amount equal to the lesser of (A) the amount of such subsequent Insurance Payments, and (B) the amount of such indemnification payments received hereunder in respect of such Losses.
(g)    Effect of Knowledge. The rights of each Person to be indemnified and held harmless, and to exercise any other rights or remedies available to it, under the applicable provisions of this Agreement and any Ancillary Certificate shall not be affected or deemed waived by (A) any investigation made by such Person or its Representatives, or (B) the fact that such Person or its Representatives knew of or reasonably should have known of or reasonably could have foreseen, prior to the Closing, the matter or the breach of the representation, warranty, covenant, or agreement that gave rise to such right to indemnification, to be held harmless, or to exercise such other rights or remedies.Exclusive Remedy. Except (i) for any equitable remedies of the Parties expressly provided herein (including pursuant to Section 5(f) and Section 8(m)), and (ii) as expressly provided in Section 2(d)(iii) and Section 5(e)(vii), and (iii) with respect to claims based on fraud, criminal activity, intentional misrepresentation, or willful concealment or misconduct, the provisions in Section 5(e) and this Section 7 shall be the sole and exclusive remedy of all Persons following the Closing with respect to claims and other matters arising under this Agreement and any Ancillary Certificate.Manner of Payment.
(i)    All obligations owed to any Buyer Indemnified Party pursuant to Section 5(e) or Section 7(b) shall be satisfied, within ten (10) Business Days following the final resolution of the claim giving rise to such obligation, by wire transfer of immediately available funds to account(s) designated in writing by the Buyer. Notwithstanding the foregoing, the Buyer may elect from time to time following the Closing, to be exercised by written notice delivered to the Sellers’ Representative, to offset all or any portion of any payment(s) then owing under this Agreement or any Ancillary Agreement by any Seller to the Buyer or any other Buyer Indemnified Party against an equivalent amount of (A) principal and/or interest under any Promissory Note, in which case the amount of principal and/or interest under such Promissory Note shall automatically be deemed to be reduced accordingly, and/or (B) other payment(s) then owing under this Agreement or any Ancillary Agreement by any Seller to the Buyer or any other Buyer Indemnified Party against an equivalent amount of any payment then owing under this Agreement or any Ancillary Agreement by the Buyer or the Company to any Seller.
(ii)    All obligations owed to the Sellers’ Representative or any Seller Indemnified Party pursuant to Section 7(c) shall be satisfied, within ten (10) Business Days following the final determination of the claim giving rise to such obligation, by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers’ Representative.
(h)    Tax Treatment. The Parties agree to treat all payments made pursuant to Section 5(e) or this Section 7 as adjustments to the purchase price, and to allocate such payments among the appropriate Seller(s), in each case for all purposes hereunder and all Tax purposes.
(i)     No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof; provided that nothing herein shall limit recovery of such damages to the extent awarded to a third party.
8.    Miscellaneous.
(a)    Press Releases and Public Announcements. The Parties shall issue a joint press release promptly following the Closing, in form and substance reasonably satisfactory to the Buyer and the Sellers’ Representative. Other than the foregoing, no Party shall, or shall permit its Affiliates or Representatives to, issue any press release or make any public filing, announcement, or disclosure (whether written, oral, or electronic) relating to the Transaction without the prior written approval of the Buyer and the Sellers’ Representative, except as required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make such release, filing, announcement, or disclosure shall provide the Buyer and the Sellers’ Representative with reasonably advance written notice of, and an opportunity to review, discuss, and comment on, such proposed release, filing, announcement, or disclosure.
(b)    Third-Party Beneficiaries. Neither this Agreement nor any Ancillary Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, provided that the Indemnified Parties shall constitute third-party beneficiaries solely for the purposes of Section 5(e) and Section 7.
(c)    Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, representations, warranties, letters of intent, or term sheets by or among the Parties (as well as any Affiliate or Representative acting on behalf of any Party), written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
(d)    Successors and Assigns. This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by operation of law, merger (whether as surviving or disappearing entity), consolidation, dissolution, or otherwise) this Agreement, any Ancillary Agreement, or any of such Party’s rights, interests, or obligations hereunder or thereunder without the prior written consent of the Buyer and the Sellers’ Representative, and any such assignment in violation of the foregoing shall be null and void. Notwithstanding the foregoing, following the Closing, without obtaining any such consent, the Buyer, the Company, and their respective successors or assigns shall be permitted to assign this Agreement, any Ancillary Agreements, and any of their rights and interests hereunder and thereunder to (i) any Affiliate of such Person, (ii) any acquirer of such Person (whether by sale of equity interests, by sale of all or substantially all assets, or by merger, consolidation, or otherwise), and/or (iii) any debt financing sources of the Buyer, the Company, or any of their respective successors or assigns (which, in the case of this clause (iii), shall be a collateral assignment until the exercise of remedies by such debt financing sources), provided that in each case within the foregoing clauses (i) through (iii), no such assignment shall relieve such Person of any of its obligations hereunder or thereunder.
(e)    Counterparts. This Agreement and each Ancillary Agreement may be executed in two or more counterparts (including by means of facsimile, .pdf, or other electronic transmission), each of which shall be deemed an original and all of which together will constitute one and the same instrument.
(f)    Notices. All notices, requests, demands, claims, and other communications made under this Agreement or any Ancillary Agreement shall not be effective unless in writing, and shall be deemed to be delivered and received (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) when successfully delivered to the recipient by electronic mail, or other electronic transmission, provided that such delivery is subsequently confirmed and that any such electronic mail, or other electronic transmission successfully delivered later than 5:00 p.m. in the recipient’s local time shall be deemed to be delivered on the following Business Day, in each case, using the applicable contact information for such recipient set forth below:
If to the Sellers’ Representative or any Seller:
Mikhail Mayzenberg
Address: [____________]
Email: [____________]

With a copy (which shall not constitute notice) sent contemporaneously to:
Sadis & Goldberg LLP
55a 5th Avenue, 21st Floor
New York, NY 10176
Attention: Steven Huttler, Esq.
Email: shuttler@sadis.com

If to the Buyer or the Company:
Travelzoo
590 Madison Avenue, 37th Floor
New York, NY 0022
Attention: Christina Sindoni Ciocca, General Counsel
Facsimile and/or Email: csindoni@travelzoo.com
With a copy (which shall not constitute notice) sent contemporaneously to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York 10022
Attention: Michael L. Martell and Matthew B. Friedman
Email: mmartell@morrisoncohen.com; mfriedman@morrisoncohen.com
Any Party may change its contact information for such notices, requests, demands, claims, and other communications by giving the other Parties notice in the manner set forth above.
(g)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
(h)    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, FOR THE PURPOSES OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTION, AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH ACTION IN ANY STATE OR FEDERAL COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE DELIVERY OF NOTICES IN SECTION 8(f), PROVIDED THAT NOTHING IN THIS SECTION 8(h) SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTION. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY, AND (D) ACKNOWLEDGES THAT EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN. THIS SECTION 8(h) SHALL NOT APPLY TO ANY DISPUTE UNDER SECTION 2(d) OR SECTION 5(e)(vii) THAT IS TO BE RESOLVED BY THE ARBITRATOR IN ACCORDANCE WITH THE TERMS THEREOF.
(i)    Amendments. No amendment of any provision of this Agreement shall be valid or effective unless in a writing executed by the Buyer and the Sellers’ Representative, and any such written executed amendment shall be binding and effective on all Parties. No consent under any provision of this Agreement or waiver of any provision of this Agreement or of any default under or breach of any representation, warranty, covenant, or agreement set forth herein, whether or not intentional, shall be valid or effective unless in a writing executed by the Buyer (if the Party seeking to enforce such consent or waiver is the Sellers’ Representative or any Seller) or the Sellers’ Representative (if the Party seeking to enforce such consent or waiver is the Buyer), nor shall any such waiver be deemed to extend to any prior, subsequent, or similar default or breach or affect in any way any rights arising by virtue of any such prior, subsequent, or similar default or breach. No failure by any Party to take any action with respect to any such default or breach shall constitute a waiver of such Party’s rights to take any such action or to enforce any provision of this Agreement or any Ancillary Agreement.
(j)    Severability. Any term or provision of this Agreement or any Ancillary Agreement that is invalid, illegal, or unenforceable shall be deemed to be limited or modified in its application to the minimum extent necessary to avoid such invalidity, illegality, or unenforceability. The invalidity, illegality, or unenforceability of any such term or provision in any situation in any jurisdiction shall not affect the validity, legality, or enforceability of the remaining terms and provisions of this Agreement and each Ancillary Agreement or the validity, legality, or enforceability of such term or provision in any other situation or in any other jurisdiction.
(k)    Expenses. Except as otherwise provided in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement, the Ancillary Agreements, and the Transaction, whether or not the Closing shall have occurred.
(l)    Incorporation of Exhibits, Schedules, and Annexes. The Exhibits, Schedules, and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.
(m)    Specific Performance; Remedies Cumulative. Each Party agrees that the Business is unique and irreparable damages would occur, and money damages would be inadequate, if any provision of this Agreement or any Ancillary Agreement were not performed in accordance with the terms hereof or thereof and that, in the event of a breach or threatened breach of this Agreement or any Ancillary Agreement, the Parties shall be entitled to injunctive relief and specific performance of the terms hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party irrevocably waives any requirement for the securing or posting of any bond, or for the proving of any actual or special damages, in connection with any injunctive relief or specific performance described within this Section 8(m). Each Party further agrees that the only permitted objection that it may raise in response to any Action for any injunctive relief or specific performance described within this Section 8(m) is that it contests the existence of a breach or threatened breach of this Agreement or such Ancillary Agreement. Except as otherwise provided herein or in any Ancillary Agreement, the remedies provided herein and therein shall be cumulative and shall not preclude the assertion by any Party of any other rights or the seeking of any other remedies against any other Party.
(n)    Release. Effective as of the Closing, the Sellers’ Representative and each Seller, individually and not severally or jointly, on behalf of itself and each of its Affiliates (each such Person or Affiliate, a “Releasing Party”) hereby (i) agrees that the Company does not and shall not have any obligation or Liability to such Releasing Party arising out of or relating to the period up to and including the Closing, (ii) unconditionally and irrevocably releases, and covenants not to bring any Action against, the Company (and its former, current, and future Affiliates, and its and their former, current, and future Representatives and the insurers of any of the foregoing Persons) from and with respect to any Actions, obligations, or Liabilities, whether existing or hereafter discovered, arising in equity or at law, that arise out of or relate to the ownership, organization, management, or operation of the businesses of the Company, or the breach of any Contract entered into with such Releasing Party, occurring at any time up to and including the Closing, (iii) represents and warrants that it has not assigned or otherwise Transferred any of its rights with respect to any obligations and Liabilities of the Company of the type described in the foregoing clause (i), or with respect to any Actions of the type described in the foregoing clause (ii), and covenants and agrees that it shall not assign or otherwise Transfer (or attempt to assign or otherwise Transfer) any of such rights, and (iv) waives the benefits of, and any rights that it may have under, any Law regarding the release of unknown claims in any jurisdiction in connection with the matters covered in this Section 8(n); in each case within the foregoing clauses (i) through (iv), subject to and excluding such Releasing Party’s rights expressly provided for under this Agreement and the Ancillary Agreements.
[SIGNATURE PAGES FOLLOW]
(i)
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:

TRAVELZOO

By:    _______________________________________
Name: Christina Sindoni Ciocca
Title: Authorized Person

COMPANY:

JFC TRAVEL GROUP CO.

By:    _______________________________________
Name:
Title:

SELLERS’ REPRESENTATIVE:

_____________________________________________
MIKHAIL MAYZENBERG

SELLERS:

_____________________________________________
MIKHAIL MAYZENBERG

_____________________________________________
PHILIP WINTERMANTLE
Schedule I
SHARES; PROMISSORY NOTE AMOUNTS

Seller	Shares	Initial Purchased Shares	Promissory Note Amount
Mikhail Mayzenberg	350	210	$7,700,000
Philip Wintermantle	150	90	3,300,00
Total:	500	300	$11,000,000

Exhibit A
WORKING CAPITAL METHODOLOGY
The following definitions and accounting principles apply to the preparation and determination of Working Capital. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
“Included Accounts” means the Included Asset Accounts and the Included Liability Accounts.
“Included Asset Accounts” means the accounts of the Company listed under the heading “Current Assets” on Annex A-1 to this Exhibit A.
“Included Liability Accounts” means the accounts of the Company listed under the heading “Current Liabilities” on Annex A-1 to this Exhibit A.
“Working Capital” means an amount (which may be positive or negative) equal to (a) the sum of the Included Asset Accounts minus (b) the sum of the Included Liability Accounts, in each case as of the Determination Time, calculated in accordance with GAAP (as in effect as of the Determination Time), subject to any exceptions reflected in the calculation of the Included Accounts for the month ended November 30, 2019 attached as Annex A-1 to this Exhibit A (in each case regardless of whether there exist alternative methodologies for calculating the Included Accounts). For the avoidance of doubt, notwithstanding the foregoing or anything to the contrary contained herein, Working Capital shall not include any accounts not included on Annex A-1 to this Exhibit A, and shall specifically exclude (i) Cash, (ii) Company Transaction Expenses, and (iii) Funded Indebtedness.

Annex A-1 to Exhibit A
WORKING CAPITAL EXAMPLE
(See attached.)

Exhibit B
2020 EBITDA Definition

“2020 EBITDA” means, for the Company, for the period from and including January 1, 2020 through December 31, 2020, without duplication, the sum of:

(a)	net income determined in accordance with generally accepted accounting principles under accrual method accounting;

(b)	plus, to the extent deducted in such calculation of net income:
i.    income and franchise Taxes (including any penalties interest or fines relating thereto unless related to income generated prior to acquisition) paid or accrued;
ii.    interest expense (net of interest income), loan finance costs, loan restructuring costs, loan refinancing costs, loan administration costs, loan prepayment costs, or other similar fees or charges by any lender, or any lessor under a capital lease, in each case whether paid or accrued;
iii.    amortization and depreciation (on annual capital expenditures).
For purposes hereof, the following shall be considered credits to 2020 EBITDA:

(a)	Bonus payments made outside of the ordinary course of business or in connection with this Agreement;

(b)	Any charges for marketing services provided by Buyer or its Affiliates.
Subject to the foregoing, 2020 EBITDA shall be calculated in accordance with GAAP; and

Buyer shall act in good faith and shall not take any action for the sole purpose of limiting or minimizing the 2020 EBITDA amount.

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